EXHIBIT 10.67
ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of October 8, 2007 (the “Effective Date”) by and among PACIFIC THEATRES EXHIBITION CORP., a California corporation “Pacific”), CONSOLIDATED AMUSEMENT THEATRES, INC., a Hawaii corporation (“Consolidated” and, collectively with Pacific, "Seller"), and, with respect to Section 7.9 and Articles 12 through 14 below only, MICHAEL FORMAN and CHRISTOPHER FORMAN (collectively, the “Formans”), on the one hand, CONSOLIDATED AMUSEMENT THEATRES, INC., a Nevada corporation (“Buyer"), and, with respect to Sections 1.5, 2.4, 4.2, 5.6 and 14.16 and Articles 11 through 14 below only, READING INTERNATIONAL, INC., a Nevada corporation (“RDI”), on the other hand, with reference to the following facts:

A.           Pacific or Consolidated is the tenant, among other tenancies, under the leases described on Exhibit A-1 attached hereto (the "Leases"), which Leases relate to those certain premises located in the States of California and Hawaii as more particularly described in the Leases (the "Leased Premises").

B.           Seller is engaged in the business of the ownership and operation of full length motion picture theaters (the “Theaters”) and associated and ancillary activities at the Leased Premises (the ownership and operation of the Theaters, together with the conduct of the associated activities, is sometimes referred to herein as the “Business”).

C.           The Formans indirectly own a majority of the issued and outstanding shares of capital stock of Seller.

D.           RDI indirectly owns all of the issued and outstanding equity interests of Buyer.

E.           Subject to the terms and conditions of this Agreement, Seller desires to sell, transfer, convey and assign to Buyer, and Buyer desires to purchase, accept and assume from Seller the “Purchased Assets” (as defined in Section 1.2 below).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, agreements, representations and warranties herein contained, the parties hereby agree as follows:

1.           Purchase and Sale of Assets; Assumption of Liabilities.

1.1           Purchase of Assets.  Upon the terms and subject to the conditions hereinafter set forth, at the “Closing” (as defined in Section 9.1 hereof), Seller shall sell, transfer, convey and assign to Buyer, and Buyer shall purchase from Seller, and assume certain liabilities with respect to, the “Purchased Assets” (as defined in Section 1.2 hereof).

1.2           Definition of Purchased Assets.  Subject to the provisions of Section 1.3 hereof, the "Purchased Assets" shall mean and consist of:

1.2.1                      Leases and Subleases.  All right, title and interest of Seller in, to and under (a) the Leases (other than the Leases for “Ward Cinemas 16” and “Mililani 14” (both as defined in Exhibit A-1 attached hereto)), and (b) the subleases described on Exhibit A-2 attached hereto (the “Subleases”), including, in the case of the Subleases, any and all claims held by Seller in its capacity as the sublandlord under such Subleases;

1.2.2                      Buildings, Improvements and Fixtures.  All right, title and interest of Seller in and to all “Buildings” (as defined in Section 1.2.4), improvements and fixtures and located on or comprising a part of the Leased Premises (other than the Leased Premises subject to the Leases for the Ward Cinemas 16 and the Mililani 14);

1.2.3                      Included Contracts.  All right, title and interest of Seller under (a) the contracts and other commitments and obligations listed or described on Exhibit B attached hereto, (b) all film rental agreements with respect to the Theaters to the extent (i) entered into by Seller in accordance with this Agreement, and (ii) in effect as of the Closing, and (c) to the extent assignable, all confidentiality and similar agreements (“CDAs”) entered into by or on behalf of Seller or its Affiliates with any Person in connection with the possible sale of all or any part of the Purchased Assets (said contracts and other commitments and obligations described in this Section 1.2.3 are hereinafter referred to as the "Included Contracts"); provided, however, that, to the extent any CDAs pertain to Excluded Assets (as defined in Section 1.3), from and after the Closing Buyer shall, at Seller’s request, cooperate with Seller in any reasonable arrangement to afford to Seller the full claims, rights and benefits under such CDAs as they relate to the Excluded Assets, including enforcement, at the cost and for the benefit of Seller, of any and all rights against a third party thereto arising out of the breach by such third party, or otherwise, and any amount received by Buyer or its Affiliates in respect thereof shall be held for and paid over to Seller.

1.2.4                      Seller FF&E and Inventory.  Subject to Section 1.3 and to the rights of the landlords under the Leases and the rights of the other parties under the Included Contracts, all right, title and interest of Seller in and to (a) all seats, cleaning equipment, concession equipment (including concession refrigerators and freezers), personal computer hardware and similar office equipment, projection and sound equipment, screens, cash registers, ticket machines, point of sale equipment, point of sale, ticketing and concession software, security systems and related software, signage (subject to the obligations of Buyer under Section 7.8 hereof), arcade and similar games, “walkie talkies,” office and training room furniture and equipment (including the office furniture and equipment located at the Leased Premises covered by the Leases for the Ward Cinemas 16 and Mililani 14), the furniture and equipment located in the projection technician’s office at the Leased Premises covered by the Lease for the “Grossmont Center 10” (as defined in Exhibit A-1 attached hereto), coin and bill counters, and the projection supplies (other than projection xenon bulbs) located at the Leased Premises covered by the Lease for the “Pearlridge West 16” (as defined in Exhibit A-1 attached hereto), in each case to the extent located in or attached to the buildings (collectively, the "Buildings") which comprise part of the Leased Premises on the “Closing Date” (as defined in Section 9.1), including all of the assets listed on Schedule 1.2.4 attached hereto (other than those assets listed on Schedule 1.2.4 which are replaced between the Effective Date and the Closing Date in the ordinary course of business consistent with past practice) (collectively, the "Seller FF&E"), and (b) all “Included Inventory” (as defined in Section 2.3 below);

1.2.5                      Included Warranties and Permits; Theater Plans; Books and Records.  All right, title and interest of Seller in and to all (a) municipal, state and federal franchises, permits (including building and occupancy permits and operating permits and licenses), licenses, waivers and authorizations, and all guaranties and warranties, in each case (i) to the extent relating to the development, construction, operation or maintenance of the Leased Premises, the installation of tenant improvements or Seller FF&E at the Theaters, and (ii) to the extent transferable, (b) plans and specifications for the Theaters and the Leased Premises, in each case to the extent the same are in the possession of Seller or any of Seller’s “Affiliates” (as defined in Article 12) as of the Effective Date or come into possession of Seller or any of Seller’s Affiliates prior to or after the Closing Date, and (c) Seller’s files for the Leases and the Subleases, including all correspondence with the landlords, subtenants or other counterparties thereunder and all information required to determine common area maintenance charges and percentage rent obligations for lease years occurring during any part of 2004, 2005, 2006 or 2007 (the “CAM and Percentage Rent Information”), in each case to the extent the same are in the possession of Seller or any of Seller’s Affiliates as of the Effective Date or come into possession of Seller or any of Seller’s Affiliates prior to or after the Closing Date, but not including any financial information or financial reports regarding the operation of the Theaters other than the CAM and Percentage Rent Information. Notwithstanding the foregoing, from and after the date which is twenty-one (21) months after the Closing Date, Seller shall incur no liability for any failure to deliver documents first obtained after the Closing Date and which Seller would otherwise be obligated to deliver to Buyer pursuant to either subclause (b) or (c) above so long as Seller delivers such documents to Buyer within thirty (30) days after Buyer’s written request therefor (provided that such written request identifies the documents so requested to be delivered with reasonable specificity); and

1.2.6                      Intellectual Property.  All right, title and interest in and to the “Consolidated Theatres” and “Consolidated Amusements” trade names, including all related trademarks and service marks, trade dress, logos and  artwork, all applications or registrations pertaining to the foregoing, and all goodwill associated therewith (the “Consolidated IP”).

For purposes of this Section 1.2 only, the term “Seller” shall include all current Affiliates of Seller, with the intention that the Purchased Assets will include all right, title and interest of each Seller and all such Affiliates in the assets and properties described above in this Section 1.2.

1.3           Excluded Assets.  Notwithstanding anything to the contrary contained in Section 1.2 hereof, the Purchased Assets shall not include any “Excluded Assets.”  For purposes of this Agreement, “Excluded Assets” mean any assets, properties or rights of Seller which are not used exclusively in connection with the Business, and shall include, without limitation, the following: (a) any cash, cash equivalents, certificates of deposit or other marketable or non-marketable securities; (b) any accounts or notes receivable; (c) any policies of insurance; (d) any vehicles; (e) any claims, settlements or awards relating to events occurring prior to the Closing Date, (i) including any claims against the landlords under (1) the “Kahala Lease” (as defined on Exhibit A-1 attached hereto), and any obligations relating to any such claims, settlements or awards, and (2) the “Ko’olau Lease” (as defined on Exhibit A-1 attached hereto) to the extent such claim relates to reimbursement of certain amounts paid by Seller to such landlord (the “Ko’olau Landlord”) in connection with alterations and improvements made by the Ko’olau Landlord to the parking areas in the vicinity of such Leased Premises during and around the year 2000, and any obligations relating to any such claims, settlements or awards, (ii) but excluding any claims held by Seller in its capacity as sublandlord under the Subleases (it being the intention of the parties that claims held by Seller in its capacity as sublandlord under the Subleases be included within the Purchased Assets); (f) any books, records or files (except to the extent otherwise included within the Purchased Assets pursuant to Section 1.2.5); (g) [intentionally omitted]; (h) any computer software, as well as any magnetic tape, methodology, materials or documents relating thereto (except to the extent otherwise included within the Purchased Assets pursuant to Section 1.2.4); (i) any supplies, stock in trade, inventory, signs, or any other items bearing anywhere thereon the name “Pacific,” or “Pacific Theatres,” either by itself or in conjunction with any other words or letters (provided that, any of the foregoing and component parts and letters of signage shall not be deemed “Excluded Assets” to the extent (1) the name “Pacific” or “Pacific Theatres” can and is professionally and neatly removed or covered, (2) the same can and is used without infringing upon the “Pacific” or “Pacific Theatres” trade names or trademarks, and (3) the same can and is used without violating the terms of the applicable Leases); (j) any ticket stock to the extent it bears the “Pacific” or “Pacific Theatres” name; (k) any uniforms or other clothing to the extent bearing the “Pacific” or “Pacific Theatres” names; (l) any personal property of Seller's employees, including, but not limited to, apparel, photographs, works of art and memorabilia; (m) any projection xenon bulbs (other than those located in any projection equipment on the Closing Date), (n) the “Excluded Inventory” (as defined in Section 2.3 below) or (o) any other property not owned by Seller or its Affiliates.  Without limiting the generality of the foregoing, all assets, properties and rights of Seller or its Affiliates located at any motion picture theater other than the Theaters shall be deemed Excluded Assets for all purposes under this Agreement.

1.4           Assumed Liabilities.  Effective as of the Closing Date, Buyer shall assume any and all liabilities and obligations of Seller under the Leases (other than the Leases for Ward Cinemas 16 and Mililani 14), the Subleases and Included Contracts which accrue on or after the Closing Date (the “Assumed Liabilities”).  Except for the Assumed Liabilities and except as otherwise specifically set forth in any of the other

“Transaction Documents” (as such term is defined in Article 12), Buyer is not assuming any other liabilities or obligations of Seller. Without limiting the generality of the foregoing, Buyer is specifically not assuming any liability under or with respect to (a) any pension, retirement, ERISA or other “Benefit Plan” (as such term is defined in Article 12), including, without limitation, any union pension, retirement or other Benefit Plan, or with respect to any liability that may result from the withdrawal of Seller or any of its Affiliates from any pension, retirement, ERISA or other Benefits Plan, or (b) any obligation to pay to the landlord under the Lease for the Ward Cinemas 16 amounts for Seller’s proportionate share of real property taxes due for periods prior to the Closing Date.  The obligations and covenants of Buyer set forth in this Section 1.4 and elsewhere in this Agreement shall survive the Closing indefinitely.

1.5           Assignment by Buyer.  Subject to the terms of Section 7.1.1 below, Buyer shall have the right to assign its right to take title at Closing to some or all of the Purchased Assets to one or more wholly-owned direct or indirect subsidiaries of Buyer (the “Buyer Subs”); provided, however, that, except as provided below in this Section 1.5, no such assignment shall relieve Buyer of its obligations under this Agreement (including, without limitation, Section 1.4 and Article 11 hereof) or any of the other Transaction Documents.  Buyer shall provide Seller with written notice of such election, the identities of the Assignee Subs, and which of the Purchased Assets are to be acquired by the Assignee Subs at least ten (10) days prior to the Closing Date.  Notwithstanding the foregoing, Seller and Buyer agree that at the Closing, and provided such Leases remain included within the Purchased Assets, the Leases for the Gaslamp 15 and Carmel Mountain Plaza (as each is defined on Exhibit A-1) shall be assigned to one or more wholly-owned direct or indirect subsidiaries of RDI (other than Buyer and the Buyer Subs (the “RDI Subs” and collectively with the Buyer Subs, the “Assignee Subs”), and not to Buyer or the Buyer Subs, and Buyer shall have no responsibility or liability with respect to such Leases or any associated assets or liabilities.  The parties agree that, notwithstanding any other provision of this Agreement, RDI, and not Buyer, shall be solely responsible to Seller for any and all obligations of Buyer under this Agreement (including, without limitation, Section 1.4 and Article 11 hereof) with respect to the Leases and associated assets and liabilities acquired hereunder by the RDI Subs.

1.6           Intentionally Omitted.

2.           Purchase Price.

2.1           Purchase Price.  The purchase price for the Purchased Assets shall be Thirty-Four Million Seven Hundred Thousand Dollars ($34,700,000), which shall be subject to adjustment and reimbursement as hereinafter provided (the "Purchase Price").  The Purchase Price shall be payable as follows:

2.1.1                      Deposit.  Not later than five (5) “Business Days” (as defined in Article 12) after the Effective Date, Buyer shall deposit with Seller a cash deposit of Two Million Dollars ($2,000,000) (the "Deposit") by wire transfer of immediately available funds to an account or accounts designated by Seller concurrently with the Effective Date.  Seller shall not be required to keep the Deposit separate from its general funds; however, Buyer shall be entitled to receive from Seller an interest factor on the Deposit at the average interest rate earned by Seller on its cash and cash equivalents during the period it holds the Deposit (the “Interest Factor”).  (a) The Deposit, along with the Interest Factor, shall be either (i) credited against the Purchase Price at the Closing or (ii) returned to Buyer, within five (5) Business Days, if this Agreement is terminated prior to the Closing as provided herein and Seller is not entitled to retain the Deposit pursuant to Section 10.2 below, or (b) the Deposit shall be retained, and the Interest Factor paid to Buyer, by Seller pursuant to Section 10.2 below.  If, and to the extent, the full amount of the Deposit (if Buyer is entitled to return of the Deposit) and Interest Factor is not paid and returned to Buyer within the five (5) Business Day period referred to in clause (a)(ii) above or Section 10.2 below, the unpaid and unreturned amount shall thereafter bear interest at the late interest rate provided for in Section 2.6 hereof until such amount shall have been fully paid and returned to Buyer.

2.1.2                      Balance of Purchase Price.  Buyer shall pay to Seller, at the Closing, the balance of the Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Seller.  Seller shall designate the account or accounts not less than two (2) Business Days prior to the Closing Date.

2.2           Certain Adjustments to Purchase Price.  The Purchase Price shall be subject to adjustment at the Closing as follows:

2.2.1                      Prepaid Expenses, Prorations and Deposits.  The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses  and receipts (other than those adjusted pursuant to Section 2.2.2), including any prepaid expenses and receipts, if any, under the Leases (other than the Leases for Ward Cinemas 16 and Mililani 14), the Subleases, the Included Contracts or other obligations to be borne pursuant to this Agreement by Seller prior to the Closing Date and by Buyer on or after the Closing Date.  Without limiting the generality of the foregoing, all expenses arising from the operation of the Theaters, including, without limitation, rent (other than “Percentage Rent” (as defined in Section 2.2.2 below)), business and license fees, film rentals, utility charges, insurance charges, common area operating expenses, real, excise and personal property Taxes and assessments levied against the applicable Leased Premises, promotional fund expenses, property and equipment rentals, concession and merchandise sales and use Taxes, sales service charges, deposits under the applicable Leases or the Subleases, and similar prepaid and deferred items, in each case to the extent relating to the operation of the Theaters, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities, and shall be entitled to all receipts, allocable to the period ending prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, liabilities and obligations, and shall be entitled to all receipts, allocable to the period on or after the Closing Date.  Notwithstanding the preceding sentence, but subject to Section 7.7 of this Agreement, there shall be no adjustment for, or reimbursement with respect to, any deferred revenue arising from the sale or issuance of any “Coupons and Passes” (as defined in Section 7.7 hereof) prior to the Closing or any other liabilities or costs directly or indirectly attributable thereto or arising therefrom.  Buyer shall be entitled to a credit against the Purchase Price for any deposits or advances received by Seller from any subtenant under any of the Subleases or any counterparty under the Included Contracts to the extent such deposits or advances have not been returned to any such subtenant or counterparty or recouped by any such subtenant or counterparty prior to the Closing Date.

2.2.2                      Percentage Rent.

2.2.2.1                      With respect to any percentage rent or any other rent based on the income (gross or otherwise) (“Gross Income”) of the tenant (collectively, “Percentage Rent”) payable under any Lease (other than the Leases for Ward Cinemas 16 and Mililani 14) for the applicable lease years or other periods specified thereunder (each, a “Lease Year”) during which the Closing occurs, the Percentage Rent (taking into account any applicable credits or adjustments) shall be prorated between Buyer and Seller (where Seller is responsible for the period ending immediately prior to the Closing Date and Buyer is responsible for the period on and after the Closing Date) such that each party shall pay when due that percent of the total Percentage Rent payable which equals such party’s respective Gross Income with respect to the Theater subject to such Lease divided by the total Gross Income for such Theater for such Lease Year.  Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, its pro rata share due in respect of such estimated Percentage Rent within thirty (30) days after receipt by the paying party of the appropriate statements evidencing the amount thereof.

2.2.2.2                      With respect to any Percentage Rent payable by the subtenant under any Sublease for the applicable Lease Year during which the Closing occurs, the Percentage Rent (taking into account any applicable credits or adjustments) shall be prorated between Buyer and Seller (where Seller is entitled to any Percentage Rent for the period ending immediately prior to the Closing Date and Buyer is entitled to any Percentage Rent for the period on and after the Closing Date) such that (a) Seller receives the total Percentage Rent due for such Lease Year multiplied by a fraction, the numerator of which is the total number of days in such Lease Year occurring prior to the Closing Date and the denominator of which is the total number of days in such Lease Year, and (b) Buyer receive the remaining Percentage Rent due for such Lease Year.  Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, its pro rata share due in respect of such estimated Percentage Rent within thirty (30) days after receipt by the paying party of the appropriate statements evidencing the amount thereof.

2.2.2.3                      Any dispute arising under this Section 2.2.2 shall be resolved in accordance with the procedures set forth in Section 2.2.3.3 and 2.2.3.4.

2.2.3                      Manner of Determining Adjustments. The Purchase Price, taking into account the adjustments and prorations pursuant to this Section, will be determined finally in accordance with the following procedures:

2.2.3.1  Seller shall prepare and deliver to Buyer not later than five (5) Business Days before the Closing Date an itemized preliminary settlement statement (the “Preliminary Settlement Statement”) which shall set forth Seller’s good faith estimate of the adjustments to the Purchase Price in accordance with Section 2.2.1 hereof.

2.2.3.2  If Seller and Buyer have not agreed upon a final settlement statement on or before the Closing Date, then Seller and Buyer shall cooperate in good faith to finalize such settlement statement as soon as practicable after the Closing; provided, however, the parties shall use such Seller’s good faith estimated adjustments to the Purchase Price as set forth in the Preliminary Settlement Statement delivered pursuant to Section 2.2.3.1 above for purposes of determining the amount of any estimated adjustment to the Purchase Price paid by Buyer to Seller at Closing.  If Seller and Buyer have not agreed upon a final settlement statement on or before the Closing Date, not later than sixty (60) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Buyer Adjustment Statement”) setting forth, in reasonable detail, its determination of the adjustments to the Purchase Price and the calculation thereof and reminding Seller of the thirty (30) day response period set forth in Section 2.2.3.3.  If Buyer fails to deliver the Buyer Adjustment Statement to Seller within the sixty (60) day period specified in the preceding sentence, Seller’s determination of the adjustments to the Purchase Price as set forth in the Preliminary Settlement Statement shall be conclusive and binding on the parties as of the last day of the sixty (60) day period.

2.2.3.3  If Seller disputes Buyer’s determination of the adjustments to the Purchase Price, it shall deliver to Buyer a statement notifying Buyer of such dispute within thirty (30) days after its receipt of the Buyer Adjustment Statement.  If Seller notifies Buyer of its acceptance of the Buyer Adjustment Statement, or if Seller fails to deliver its statement within the thirty (30) day period specified in the preceding sentence, Buyer’s determination of the adjustments to the Purchase Price as set forth in the Buyer Adjustment Statement shall be conclusive and binding on the parties as of the earlier of the date of notification of such acceptance or the last day of the thirty (30) day period, and the appropriate party shall promptly pay to the other party in immediately available funds the amount of any such adjustment.

2.2.3.4  Seller and Buyer shall use good faith efforts to resolve any dispute involving the determination of any adjustments to the Purchase Price, and each party shall afford the other party and its representatives reasonable access to all appropriate books, records and statements relating to the subject matter of the  adjustments to the Purchase Price contemplated by this Section 2.2 for such purpose.  If the parties are unable to resolve the dispute within sixty (60) days after Buyer delivers the Buyer Adjustment Statement to Seller, Seller and Buyer jointly shall designate an independent accounting firm that has, or a movie theater executive who has, consistent and recent experience in the finances of movie theaters similar to the Theaters (the “Designated Arbitrator”) to resolve the dispute.  If, for any reason, the parties are unable to agree upon the Designated Arbitrator within seventy-five (75) days after Buyer delivers the Buyer Adjustment Statement to Seller, or the Designated Arbitrator fails or refuses to accept such engagement within fifteen (15) days after the parties’ written request therefor, Seller and Buyer shall jointly designate the Los Angeles office of PriceWaterhouseCoopers (the “Replacement Arbitrator”) to resolve the dispute.  If the Replacement Arbitrator fails or refuses to accept such engagement, in either case within fifteen (15) days after the parties’ written request therefor, either Seller or Buyer may thereafter petition the Superior Court of Los Angeles County, California for the appointment of an independent accounting firm to act as the Replacement Arbitrator and resolve the dispute. Absent fraud or manifest error, (a) the Designated Arbitrator’s or Replacement Arbitrator’s, as applicable, resolution of the dispute shall be final and binding on the parties, (b) subject to Sections 2.4 and 2.5, the appropriate party shall promptly pay to the other party in immediately available funds the amount of any such adjustment, and (c) a judgment may be entered in any court of competent jurisdiction if such amount is not so paid.  Any fees and costs of the Designated Arbitrator or Replacement Arbitrator shall be split equally between the parties.

2.3           Reimbursement.  At least thirty (30) days prior to the Closing Date, Seller shall provide Buyer with a list of all concession inventory and consumables (including, without limitation, all food, beverages, candy, ticket stock, cups, bags, paper goods and related items), and janitorial supplies (collectively, “Theater Inventory”), then on hand at the Theaters.  Within five (5) Business Days after its receipt of such list, Buyer shall provide written notice to Seller of those categories of Theater Inventory Buyer elects to exclude from the Purchased Assets (the “Excluded Inventory”).  All Theater Inventory (other than the Excluded Inventory) on hand on the Closing Date shall be included in the Purchased Assets (the “Included Inventory”), and Buyer shall reimburse to Seller an amount equal to Seller’s cost of all Included Inventory on hand at the Closing Date, as set forth in written inventories prepared by Seller’s theater managers at each of the Theaters as of the close of business on the day immediately preceding the Closing Date.  Any dispute regarding the reimbursement pursuant to this Section 2.3 shall be resolved by the Designated Arbitrator or the Replacement Arbitrator pursuant to the mechanism set forth in Section 2.2.3.4, and each party shall afford the other party and its representatives reasonable access to all appropriate books, records and statements relating to the subject matter of the reimbursement contemplated by this Section 2.3 for such purpose.

2.4           Adjustment for Exclusion of Kukui Lease.  If the Closing occurs, but the Lease for Kukui Mall 4 (defined on Exhibit A-1) (the “Kukui Lease”) is not assigned to Buyer solely by reason of the fact that the landlord under the Kukui Lease (the “Kukui Landlord”) has failed to consent to the assignment thereof or exercises its “recapture” rights under the Kukui Lease (the “Recapture Rights”), (a) the Purchase Price shall be increased at the Closing by $840,000, (b) the Kukui Mall 4 Lease shall be excluded from the Purchased Assets, and (c) if the Kukui Landlord neither consents to the assignment thereof nor exercises the Recapture Rights, the Kukui Lease shall be subject to Section 7.1.4 below.  Any increase in the Purchase Price pursuant to this Section 2.4 shall be paid by Buyer to Seller at the Closing as provided in Section 2.1.2; provided, however, that Seller also shall increase the amount of the “Loans” (as defined in Section 5.6) made at the Closing by the amount of such increase in the Purchase Price, and the parties agree such increase in the amount of the Loans shall be evidenced by increasing the initial principal amount of the “Two Year Note” (as defined in Section 5.6 below) at the Closing.

2.5           Payment of Adjustments to and Reimbursements of the Purchase Price.  If, pursuant to Sections 2.2 or 2.3, it is determined after the Closing Date that Buyer shall be obligated to pay any amounts to Seller, then Buyer shall make such payments in full to Seller within ten (10) days after such amount is finally determined to be due.  Conversely, if, pursuant to Sections 2.2 or 2.3, it is determined after the Closing Date that Seller shall be obligated to pay any amounts to Buyer, then such amounts shall be credited against RDI’s obligations to Seller under the “Notes” (as defined in Section 5.6) in the following order and priority: (a) first, against the then outstanding principal balance under the “Five Year Note” (as defined in Section 5.6, below), (b) second, against the then outstanding principal balance under the Two Year Note, (c) third, against any accrued interest under the Five Year Note, and (d) last, against any accrued interest under the Two Year Note; provided, however, if after application of such amounts due against the Notes, there remains amounts due from Seller to Buyer, then Seller shall pay all such remaining amounts in full to Buyer within ten (10) days after such amounts are finally determined to be due.

2.6           Late Interest.  If any amount payable pursuant to the provisions of this Article 2 is not paid within ten (10) days after such amount is finally determined to be due, such amount shall thereafter accrue interest until paid in full at an annual rate equal to the lesser of the “prime” interest rate as announced by The Wall Street Journal from time to time during such period plus 2%, or the maximum interest rate permitted by applicable law.

2.7           Allocation of Purchase Price.  Attached hereto as Schedule 2.7 is an allocation (the “Allocation”) of the Purchase Price among the Purchased Assets.  Buyer and Seller shall (a) be bound by the Allocation for all Tax purposes; (b) prepare and file all Tax returns (including IRS Form 8594 and any required exhibits thereto, and any amendments thereto) in a manner consistent with the Allocation; and (c) take no position inconsistent with the Allocation in any Tax return or in any proceeding before any taxing authority.  In the event that the Allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties and keep the other parties apprised of material developments concerning resolution of such dispute.

2.8           Survival.  The parties’ respective obligations under this Article 2 shall survive the Closing.

3.           Representations and Warranties of Seller.

                      3.1           Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as follows:

3.1.1                      Organization.  Pacific is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and Consolidated is a corporation duly organized, validly existing and in good standing under the laws of the State of Hawaii. Each of Pacific and Consolidated has all requisite power to own, lease and license its properties and assets and to carry on its business in the manner and in the places where such properties and assets are owned, leased, licensed or operated or such business is conducted.

3.1.2                      Authority.  Subject to the terms of any consent provisions of the Leases and the Included Contracts, each of Pacific and Consolidated has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The entry into and performance of this Agreement have been duly authorized by all necessary action on the part of each of Pacific and Consolidated in accordance with its Articles of Incorporation and Bylaws and applicable law.  This Agreement constitutes, and each other document, instrument and agreement to be entered into by Pacific or Consolidated pursuant to the terms of this Agreement will constitute, a valid agreement binding upon and enforceable against such entity in accordance with its terms (except as limited by bankruptcy or similar laws or the availability of equitable remedies).

3.1.3                      Consents.  Except as set forth in Schedule 3.1.3 attached hereto, the execution, delivery and performance by Pacific and Consolidated of this Agreement, and all other agreements, instruments or documents referred to herein or contemplated hereby, do not require the consent, waiver, approval, license or authorization of any Person (other than the landlords under the Leases) or public authority which has not been obtained or provided for in this Agreement and do not and will not contravene or violate (with or without the giving of notice or the passage of time or both), the Articles of Incorporation or Bylaws of such entity, any other contract or agreement to which such entity is a party or by which such entity is bound or any judgment, injunction, order, law, rule or regulation applicable to such entity. Neither Pacific nor Consolidated is a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority which may restrict or interfere with the performance of this Agreement, or such other agreements, instruments and documents.

3.1.4                      Good Title.  Except for Liens granted to Bank of America, N.A., as Administrative Agent (all of which Liens shall be released on or prior to the Closing Date), Seller has, and on the Closing Date will have, good title in and to or valid leasehold interests in, all of the Purchased Assets (other than the Leased Premises and its interests in the Leases and the Subleases) free and clear of any “Liens” (as such term is defined in Article 12), ownership interests or rights to acquire, other than the “Permitted Liens” (as such term is defined in Article 12).   Notwithstanding the foregoing, but subject to Section 11.2.4 below, no representation or warranty is made with respect to the title to any point of sale, ticketing, concession or other computer software included in the Purchased Assets.

3.1.5                      The Leases.   Exhibit A-1 sets forth a true, complete and accurate list of all Leases (including all amendments, extensions, renewals, ground or master lessor consents, existing non-disturbance and attornment agreements with respect thereto), and Exhibit A-2 sets forth a true, complete and accurate list of all Subleases (including all amendments, extensions, renewals, ground or master lessor consents, existing non-disturbance and attornment agreements and guaranties with respect thereto).  Subject to the terms of the Leases and the Subleases, Seller has, and on the Closing Date will have, valid leasehold interests in the Leases and the Subleases free and clear of any Liens other than (a) Permitted Liens, (b) so-called “non-monetary” Liens, including, without limitation, any ground or underlying leases, easements, parking agreements, reciprocal easement agreements, conditions, covenants and restrictions, restrictive covenants, development or similar agreements, zoning limitations and other restrictions imposed by any Governmental Authority, or any other matter which a survey of the Leased Premises or a review of the public records regarding the Leased Property would show, whether created by or in the name of Seller or any other party, or (c) any other Liens, whether “monetary” or “non-monetary” Liens, created by or in the name of any Person other than Seller or any Affiliate of Seller, including, without limitation, by any fee owner or ground lessor under the Leases or any subtenant under the Subleases.  True, complete and accurate copies of the Leases and the Subleases, as well as any and all existing guaranties of Seller or its Affiliates with respect thereto, have been delivered or otherwise made available to Buyer through Seller’s data site operated by Merrill Corporation (the “Data Site”), and such Leases and Subleases set forth the entire agreement and understanding between the parties thereto with respect to the leasing or subleasing, as applicable, and occupancy of the Leased Premises.  Each such Lease and Sublease is in full force and effect against the applicable Seller and is valid and binding against the applicable Seller and, to Seller’s Knowledge, the applicable landlord or subtenant thereunder.  Except as set forth on Schedule 3.1.5, neither Seller nor, to Seller’s Knowledge, any landlord under the Leases or any subtenant under the Subleases is in default under the Leases or the Subleases, as applicable, nor has any event occurred or failed to occur or any action been taken or not taken which, with the giving of notice, the passage of time or both would mature into or otherwise become a default under the Subleases or the Leases by Seller or, to Seller’s Knowledge, the applicable landlord or subtenant thereunder.  Except as set forth on Schedule 3.1.5, no landlord under any Lease or subtenant under any Sublease is an “Affiliate” (as such term is defined in Article 12) of either Seller.  Except for the Subleases and except as set forth on Schedule 3.1.5, Seller has not subleased, licensed or otherwise granted any “Person” (as such term is defined in Article 12) the right to use or occupy the Leased Premises or any portion thereof and the Seller is in exclusive possession of the Leased Premises.   To Seller’s Knowledge, there is no pending or threatened condemnation of any part of any Leased Premises by any “Governmental Authority” (as such term is defined in Article 12).

3.1.6                      Improvements.  Since January 1, 2005, with respect to the Business or the Purchased Assets or the Leased Premises, neither Seller nor its Affiliates has not received any written notice of, and otherwise has no Knowledge of, any violation of any applicable federal, state or local laws (other than any applicable “Environmental Laws” (as defined in Article 12) or the “ADA” (as defined below)), building ordinances, or health and safety ordinances, which has not been cured in all material respects.  Since January 1, 2005, with respect to the Business or the Purchased Assets or the Leased

Premises, Seller has not received any written notice from any Governmental Authority, or to the actual knowledge of Ira Levin and Jay Swerdlow (who, for this purpose only, shall be deemed to actually know of all information in their respective business and personal files maintained with respect to the Purchased Assets and the Business) any other Person, of any violation of any applicable Environmental Laws or the Americans with Disabilities Act, 42 U.S.C. 12101 et seq. or similar or comparable state or local laws (collectively, the “ADA”).  Except as expressly set forth in the immediately preceding sentence, no representation or warranty is made that any Leased Premises or any improvements made by or constructed for Seller or any third party is in compliance with Environmental Laws or the ADA.  Except as set forth in Schedule 3.1.6 and except for the improvements covered or to be covered by the repairs described in Section 7.3.2 below, to Seller’s Knowledge, since January 1, 2005, no improvements on the Leased Premises have suffered any material casualty or other material damage that has not been repaired in all material respects.  Notwithstanding the foregoing, the parties acknowledge and agree that Seller shall not be deemed in breach of the representation and warranty set forth in the immediately preceding sentence by reason of any asserted casualty or damage to any such improvements that were set forth in any written inspection report provided by Buyer to Seller prior to the Effective Date.

3.1.7                      Material Contracts.  Schedule 3.1.7 sets forth a complete and correct list of the following Included Contracts: (a) all contracts requiring annual payments in excess of $100,000; (b) all contracts whose term is greater than one (1) year and which may not be terminated upon thirty (30) days or less notice without penalty; (c) all contracts with Affiliates of either Seller; and (d) all non-competition and non-disclosure agreements to which either Seller is subject other than non-competition and/or non-disclosure agreements set forth in the Leases or the CDAs (collectively, the “Material Contracts”). True, complete and accurate copies of the Material Contracts have been delivered or otherwise made available to Buyer through the Data Site, and such Material Contracts set forth the entire agreement and understanding between the parties thereto with respect to the subject matter thereof.  Each Material Contract is in full force and effect against the applicable Seller and is valid and binding against the applicable Seller and, to Seller’s Knowledge, the other parties thereunder.  Except as set forth on Schedule 3.1.7, neither Seller nor, to Seller’s Knowledge, any other party to the Material Contracts is in default under any of the Material Contracts, nor has any event occurred or failed to occur or any action been taken or not taken which, with the giving of notice, the passage of time or both would mature into or otherwise become a default under any of the Material Contracts by Seller or, to Seller’s Knowledge, the other parties thereunder.

3.1.8                      Compliance with Law.  Except as set forth in Schedule 3.1.8, since January 1, 2005, to Seller’s Knowledge, the operation of the Business and the Leased Premises has been conducted in accordance with all applicable laws, rules, codes, injunctions, decrees, rulings, regulations, orders and other legal requirements of all Governmental Authorities, the failure to comply with which could have a Material Adverse Effect.  Except as set forth in Schedule 3.1.8, since January 1, 2005, neither Seller nor its Affiliates have received written notice of any material violation of any such law, regulation, order or other legal requirement.  Neither Seller nor its Affiliates is in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Authority applicable to the Business or any of the Purchased Assets or the Leased Premises which has not been cured in all material respects, nor has any event occurred or failed to occur or any action been taken or not taken which, with the giving of notice, the passage of time or both would mature into or otherwise become such a default.  Except as set forth in Schedule 3.1.8, to Seller’s Knowledge, neither Seller nor its Affiliates is under investigation with respect to any purported violation of (a) any law, regulation, order or other legal requirement, or (b) any order, writ, judgment, award, injunction or decree of any Governmental Authority applicable to the Business or any of the Purchased Assets or the Leased Premises.  No representation or warranty is hereby made by virtue of this Section 3.1.8 in respect of any matters covered by Sections 3.1.6 or 3.1.10.  Additionally, and notwithstanding anything to the contrary contained in this Agreement or in any of the other Transaction Documents, (a) no representation or warranty is made with respect to the compliance of the Theaters’ point of sale ticketing, concession or other computer software systems with the Fair and Accurate Credit Transaction Act of 2003, as the same is amended from time to time (“FACTA”), or any similar federal, state or local law, (b) Buyer acknowledges that Seller has advised Buyer that the Theaters and the Business will not be Payment Card Industry (“PCI”) compliant from and after December 31, 2007, and (c)  Seller shall be under no obligation to take any action either prior to or after the Closing to cause the Business or any of the Purchased Assets to comply with FACTA or any similar federal, state or local law, or make the Theaters or the Business PCI compliant, and shall have no liability to Buyer if no such actions are taken.

3.1.9                      Litigation.  Except as set forth in Schedule 3.1.9, to Seller’s Knowledge, there are no actions, suits, claims, proceedings, hearings, disputes or investigations currently pending or threatened in writing at any time after January 1, 2005, before any Governmental Authority or that would come before any arbitrator, brought by or against Seller involving, affecting or relating to the Business or any of the Purchased Assets, including, without limitation, any labor, employment or Tax-related actions, suits, claims, proceedings, hearings, disputes or investigations.  Seller is not subject to any order, writ, assessments, judgment, award, injunction or decree of any Governmental Authority relating to the Business or any of the Purchased Assets. Notwithstanding the foregoing, Seller makes no representation in this Section 3.1.9 regarding the subject matter of the second sentence of Section 3.1.6.

3.1.10                      Labor Matters.

3.1.10.1                      Employment and Collective Bargaining Agreements.  Except as set forth in Schedule 3.1.10: (a) neither Seller nor its Affiliates is a party to any outstanding employment or consulting agreements or change in control contracts with any “Affected Employee” (as such term is defined in Article 8) that is not terminable at will without payment of compensation beyond what is owed for services performed through the date of termination, or that require the payment of any bonus or commission; (b) there are no collective bargaining agreements or memoranda of understanding or appendices relating to any collective bargaining agreements governing the terms or conditions of employment of the Affected Employees (to the extent set forth on Schedule 3.1.10, the items described in this clause (b) are referred to herein as the “Collective Bargaining Agreements”); and (c) to the Seller’s Knowledge, since January 1, 2005, there have not been any organizational activities with respect to the Affected Employees not covered by a Collective Bargaining Agreement, nor are there any pending or, to Seller’s Knowledge, threatened activities or proceedings of any labor union to organize any such employees.

3.1.10.2                      No Obligation.  Neither Seller nor its Affiliates has any obligation, either pursuant to applicable law, contract or Collective Bargaining Agreement, to obligate Buyer to offer employment to or employ any of the Affected Employees, or to obligate Buyer to assume any of the Collective Bargaining Agreements listed on Schedule 3.1.10.

3.1.10.3                      Compliance with Labor and Employment Laws.  Except as set forth in Schedule 3.1.10: (a) [intentionally omitted]; (b) there is no unfair labor practice charge, other charge or complaint pending before any federal or state Governmental Authority or in the Collective Bargaining Agreement grievance process or, to Seller’s Knowledge, threatened, brought by or on behalf of any of the Affected Employees or former employees of Seller who are or were employed in connection with the operation of the Business or any current or former collective bargaining unit representing any Affected Employees or former employees of the Seller who were employed in connection with the operation of the Business; (c) there is no labor strike or slowdown, work stoppage or lockout, pending or, to Seller’s Knowledge, threatened against or affecting the Business, and since January 1, 2005, Seller has not experienced any strike, slow down or work stoppage, lockout or other collective labor action against or affecting the Business; and (d) there is no representation, claim or petition pending before the NLRB or any similar state agency against or with respect to the Business.

3.1.11.                      Certain Tax Matters.  Neither Pacific nor Consolidated is  a “foreign person” within the meaning of Code Section 1445(f) or a “foreign partner” within the meaning of Code Section 1446.  None of the Purchased Assets is “tax-exempt use property” within the meaning of Code Section 168(h).

3.1.12                      Theater P&Ls.  Attached hereto as Schedule 3.1.12 are the Theater Level Cash Flow Reports for the Theaters for Seller’s fiscal year ended June 28, 2007 and for the two (2) month period ended August 30, 2007 (collectively, the “Theater P&Ls”).  Except as set forth in Schedule 3.1.12, the Theater P&Ls present fairly in all material respects the results of operations for the Theaters along with circuit revenue and expenses allocated to each region based on attendance, for the periods referred to therein.  Seller maintains its books and records in accordance with GAAP applied on a consistent basis, and the Theater P&Ls were prepared from and are consistent with such books and records.  However, the Theater P&Ls do not include the FASB 13 adjustment for straight-line rent required under GAAP.  Additionally, the Theater P&Ls exclude certain financial statements and lack the footnote disclosures that are required for GAAP.

3.1.13                      Affiliate Transactions.  Except as set forth on Schedule 3.1.13 attached hereto, (a) Seller is not a party to any contract or arrangement with, or indebted, either directly or indirectly, to any of its Affiliates in connection with the Business or any of the Purchased Assets, and (b) none of Seller’s Affiliates own any asset, tangible or intangible, which is used in and material to the operation of the Business or any of the Purchased Assets.

3.1.14                      Brokerage.  Except with respect to the engagement of Lazard Freres & Co. LLC, Seller has not employed any broker, finder or agent or has incurred or will incur any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement, and all fees and expenses payable in connection with the engagement of Lazard Freres & Co. LLC will be paid by Seller.

3.1.15                      Employee Benefits.  Seller acknowledges that Buyer does not intend to maintain any of Seller’s Benefit Plans after the Closing and that, consequently, neither Buyer nor any ERISA Affiliate of Buyer shall ever have any obligation to make any payments, contributions or transfers in respect of, or have any liability with respect to, any such Benefit Plan.  By way of example and not limitation, if and to the extent that Seller incurs, or ever has incurred, “withdrawal liability” within the meaning of ERISA Section 4201 with respect to any such Benefit Plan that is a Multiemployer Plan (as defined in Section 3(37) of ERISA), neither Buyer nor any ERISA Affiliate of Buyer shall incur any such liability, and Seller shall satisfy such withdrawal liability in full.

3.1.16                      Trade Names and Trademarks.  Seller has granted no right or license to any other Person to make use of the trade names or trademarks “Consolidated Theatres” or “Consolidated Amusements,” and has no Knowledge that any other Person has or claims any interest in such marks; provided, however, that Seller has Knowledge that the name “Consolidated Theatres” is being used by a theater circuit currently headquartered in Charlotte, North Carolina.

3.1.17                      Development Projects.  None of the “Selling Parties” (as defined in Section 7.9.1), nor any Affiliate of any of the Selling Parties, is bound by any agreement or commitment regarding the development, construction or operation of any proposed development that is currently contemplated to include a commercial motion picture theater in any part of the “Territory” (as defined in Article 12 below), except that no representation or warranty is made hereby with respect to the development, construction or operation of any proposed motion picture theater development within the “Exception Area” (as defined in Section 7.10.1 below).

3.2           Knowledge.
Where any representation or warranty contained in this Agreement is expressly qualified by reference “to Seller’s Knowledge,” “to the Knowledge of Seller,” or any similar language, it refers to the actual knowledge of Neil Haltrecht (Executive Vice President of Seller), Nora Dashwood (Executive Vice President and Chief Operating Officer of Seller), Jay Swerdlow (Executive Vice

President of Seller), Ira Levin (Executive Vice President and General Counsel of Seller), Joe Miraglia (Director of Staff Operations of Seller), and Terri Shimohara (Vice President, Human Resources of Seller), in each case after due inquiry.

3.3           “As Is” Purchase. BUYER ACKNOWLEDGES THAT AS A MATERIAL CONDITION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, BUYER IS ACQUIRING THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, REPRESENTATIONS AS TO THE PHYSICAL OR OTHER CONDITION OF THE LEASES, THE LEASED PREMISES, OR THE OTHER PURCHASED ASSETS, OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE LEASES, THE LEASED PREMISES OR THE OTHER PURCHASED ASSETS. BUYER HAS MADE AND AGREES TO MAKE A THOROUGH AND CAREFUL EXAMINATION OF THE LEASES, THE LEASED PREMISES AND THE OTHER PURCHASED ASSETS AND WILL ASSURE ITSELF THAT THE LEASES, THE LEASED PREMISES AND THE OTHER PURCHASED ASSETS ARE SUITABLE FOR BUYER’S INTENDED PURPOSE.  IF THE CLOSING OCCURS, AND SUBJECT TO THE SPECIFIC AND EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, (A) BUYER SHALL BE DEEMED TO HAVE ACCEPTED THE APPLICABLE LEASES, THE LEASED PREMISES AND THE OTHER PURCHASED ASSETS WITH AND SUBJECT TO ALL DEFECTS AND DEFICIENCIES, AND (B) BUYER EXPRESSLY ASSUMES THE RISK THAT SUBSEQUENT EVENTS OR UNDISCOVERED OR UNKNOWN CONDITIONS COULD MAKE ALL OR PART OF THE APPLICABLE LEASES, THE LEASED PREMISES OR THE OTHER PURCHASED ASSETS UNSUITABLE FOR BUYER’S INTENDED PURPOSES.

3.4           Release.  As a material inducement to Seller to enter into and perform its obligations under this Agreement, Buyer, on behalf of itself and all of its successors, assigns, Affiliates and representatives, hereby releases and discharges Seller, the Formans, their respective Affiliates, and their respective officers, directors, shareholders, partners, members, managers, employees, agents, attorneys and representatives, and successors and assigns, from any and all claims, demands, liabilities, obligations, expenses (including attorneys' fees), causes of action, suits and rights, whether now known or unknown, suspected or unsuspected, which exist, existed or may exist or have existed at any time now or in the future and arising out of or relating to the physical condition of the Purchased Assets, including, without limitation, in connection with any compliance or non-compliance by Seller or any other party with the ADA or any similar state or local law, or arising from the presence of any Hazardous Materials or the Purchased Assets’ or any party’s compliance with any Environmental Laws; provided, however, that the foregoing release shall not apply to any claim to the extent arising from (a) the breach of any express covenant, representation or warranty by Seller under this Agreement or (b) fraud committed by Seller or any Affiliate of Seller.  The foregoing release extends to, and Buyer hereby waives and relinquishes, all of its rights under Section 1542 of the California Civil Code and any similar law or rule of any other jurisdiction.  California Civil Code Section 1542 provides:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

3.5           Updating of Schedules.  Seller shall, from time to time, prior to the Closing, update the Schedules to this Agreement, or create any new schedules revising its representations and warranties, if after the Effective Date Seller learns of new exceptions to the representations and warranties set forth in this Agreement (together, the "Updated Schedules"), and promptly deliver such Updated Schedules to Buyer.  If any Updated Schedule reflects or describes a Material Adverse Effect from the conditions previously described in the representations and warranties, then Buyer may, at its option, upon written notice thereof to Seller, within ten (10) Business Days of Buyer's receipt of an Updated Schedule, terminate this Agreement upon notice to the other parties.  If Seller's representations and warranties were true and correct when made, then Buyer's sole remedy in the event of the receipt of an Updated Schedule shall be to terminate this Agreement in accordance with the foregoing sentence (or to proceed with the Closing).  If the then scheduled Closing Date would occur prior to the end of the ten (10) Business Days period set forth in this Section 3.5, the delivery of any Updated Schedule shall postpone the Closing Date to the date which is ten (10) Business Days after Buyer’s receipt of such Updated Schedule.

4.           Representations and Warranties of Buyer and RDI.

4.1           Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as follows:

4.1.1                      Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Buyer has all requisite power to own, lease and license its properties and assets and to carry on its business in the manner and in the places where such properties and assets are owned, leased, licensed or operated or such business is conducted.

4.1.2                      Authority.  Buyer has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The entry into and performance of this Agreement has been duly authorized by all necessary action on the part of Buyer in accordance with its governing documents and applicable law, and this Agreement constitutes, and each other document, instrument and agreement to be entered into by Buyer pursuant to the terms of this Agreement will constitute, a valid agreement binding upon and enforceable against Buyer in accordance with its terms (except as limited by bankruptcy or similar laws or the availability of equitable remedies).

4.1.3                      Consents.  The execution, delivery and performance by Buyer of this Agreement, and all other agreements, instruments and documents referred to or contemplated herein or therein do not require the consent, waiver, approval, license or authorization of any Person (other than the landlords under the Leases and any lenders having Liens on the Leased Premises) or public authority which has not been obtained and do not and will not contravene or violate (with or without the giving of notice or the passage of time or both) the governing documents of Buyer or any judgment, injunction, order, law, rule or regulation applicable to Buyer. Buyer is not a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority or any lease, agreement, instrument or document which may restrict or interfere with the performance by Buyer of this Agreement, or such other leases, agreements, instruments and documents.

4.1.4                      Financial Condition. Buyer is a newly formed entity, created for the purpose of effectuating the transactions contemplated by this Agreement.  On the Closing Date and after giving effect to the transactions contemplated by this Agreement, (a) Buyer will have shareholders’ equity (determined in accordance with GAAP) of not less than Twenty Million Dollars ($20,000,000), (b) the assets of Buyer shall include all right, title and interest of the tenant under the lease for RDI’s movie theater in Manville, New Jersey (the “Manville Theater”), and (c) Buyer will not have indebtedness for borrowed money in excess of the aggregate amount of Fifty-Five Million Dollars ($55,000,000).  Attached hereto as Schedule 4.1.4 are (i) a true and complete summary of the material terms of the Lease for the Manville Theater, and (ii) Theater Level Cash Flow Reports for the Manville Theater for RDI’s fiscal year ended December 31, 2006 and for the eight-month period ended August 31, 2007 (collectively, the “Manville P&Ls”).  The Manville P&Ls present fairly in all material respects the results of operations for the Manville Theater, along with circuit revenue and expenses allocated to such theater based on attendance, for the periods referred to therein.  RDI maintains its books and records in accordance with GAAP applied on a consistent basis, and the Manville P&Ls were prepared from and are consistent with such books and records, except that the Manville P&Ls exclude certain financial statements and lack the footnote disclosures that are required for GAAP.

4.1.5                      Brokerage.  Except in connection with the “Financing” (as defined in Section 7.4.2), Buyer has not employed any broker, finder or agent or has incurred or will incur any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.  Any such obligation or liability in connection with the Financing shall be borne solely by Buyer or RDI.

4.2           Representations and Warranties of RDI.  RDI hereby represents and warrants to Seller as follows:

4.2.1                      Organization.  RDI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  RDI has all requisite power to own, lease and license its properties and assets and to carry on its business in the manner and in the places where such properties and assets are owned, leased, licensed or operated or such business is conducted.

4.2.2                      Authority.  RDI has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The entry into and performance of this Agreement has been duly authorized by all necessary action on the part of RDI in accordance with its governing documents and applicable law, and this Agreement constitutes, and each other document, instrument and agreement to be entered into by RDI pursuant to the terms of this Agreement will constitute, a valid agreement binding upon and enforceable against RDI in accordance with its terms (except as limited by bankruptcy or similar laws or the availability of equitable remedies).

4.2.3                      Consents.  The execution, delivery and performance by RDI of this Agreement, and all other agreements, instruments and documents referred to or contemplated herein or therein do not require the consent, waiver, approval, license or authorization of any Person or public authority (other than as required under the “HSR Act” (as defined in Section 5.5)) which has not been obtained and do not and will not contravene or violate (with or without the giving of notice or the passage of time or both) the governing documents of RDI or any judgment, injunction, order, law, rule or regulation applicable to RDI. RDI is not a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority or any lease, agreement, instrument or document which may restrict or interfere with the performance by RDI of this Agreement, or such other leases, agreements, instruments and documents.

4.2.4                      Brokerage.  Except in connection with the Financing, RDI has not employed any broker, finder or agent or has incurred or will incur any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.  Any such obligation or liability in connection with the Financing shall be borne solely by Buyer or RDI.

5.           Conditions Precedent to Buyer's Obligations.  Buyer's obligations under this Agreement are subject to the fulfillment of each of the conditions set forth in this Article 5 at or before the Closing, subject, however, to the right of Buyer to waive any one or more of such conditions in whole or in part (provided that no such waiver shall be implied or binding upon Buyer unless given in writing).

5.1           Performance by Seller.  Seller shall have timely performed and complied with in all material respects all agreements and conditions required by this Agreement to be performed and complied with by Seller on or prior to the Closing Date, including, without limitation, delivery to Buyer of the “Seller Deliveries” (as defined in Section 9.3 below) in accordance with Section 9.3 below.

5.2           Accuracy of Representation and Warranties.  The representations and warranties herein of Seller shall be true and correct in all material respects as of the Closing Date (except to the extent any such representation or warranty is qualified by materiality, in which case such representation or warranty shall be true in all respects).

5.3           No Injunctions.  No order shall have been entered in any action or proceeding before any governmental authority, and no preliminary or permanent injunction by any court of competent jurisdiction shall have been issued and remain in effect, which would have the effect of making the consummation of the transactions contemplated by this Agreement illegal; provided, however, that if any such action, proceeding or injunction exists as a result of the wrongful action or omission to act of Buyer or any of Buyer’s Affiliates, the same shall be an event of default by Buyer under this Agreement.

5.4           Required Consents.  Buyer and Seller shall have received the following consents to the assignment by Seller to Buyer or the Assignee Subs of Seller’s interest under the Leases (all such Leases being defined in Exhibit A-1): (a) from the landlords under all of the following Leases: (i) Town Square 14; (ii) Carmel Mountain Plaza; (iii) Gaslamp 15; (iv) Valley Plaza 16; (v) Pearlridge West 16; (vi) Kapolei 16: (vii) Kahala 8; and (viii) Kaahumanu 6; (b) from the master landlord under the Pearlridge West 16 Lease; and, (c) if and to the extent that the Nondisturbance and Attornment Agreement dated as of July 1, 1998 by and among Bishop & Bishop Land, LLC, Pacific and First Republic Bank (“First Republic”) remains in effect, from First Republic (or First Republic’s successor-in-interest).  The foregoing consents are hereinafter referred to as the “Required Leasehold Assignment Consents, and the Leases affected by any such Required Leasehold Assignment Consents are hereinafter referred to as the “Required Consent Leases.”

5.5           HSR Act.  All required filings under Section 7A of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have been completed and all applicable time limitations under the HSR Act shall have expired without a request for further information by the relevant federal authorities under such Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of such federal authorities.

5.6           Loan to Reading International, Inc.  Concurrently with the Closing, and subject to the satisfaction or waiver of all other conditions precedent set forth in this Article 5, Seller (or an Affiliate or Affiliates of Seller) (the “Lender”) shall have made loans to RDI in the aggregate original principal amount of $18,000,000 (the “Loans”).  The original principal amount of the Loans shall be subject to increase pursuant to Section 2.5 above.  The Loans shall be evidenced by Promissory Notes in substantially the forms of Exhibit C-1 (the “Five Year Note”) and Exhibit C-2 (the “Two Year Note” and, collectively with the Five Year Note, the “Notes”), respectively, attached hereto.  The Five Year Note shall bear interest at the annual rate of 4.0% for the first twenty-six (26) months from the Closing Date, and at the annual rate of 8.5% thereafter.  Interest on the Five Year Note shall be payable on the eighteenth-month anniversary of the Closing Date and quarterly thereafter, in arrears, on the last day of each calendar quarter, with all outstanding principal and any accrued and unpaid interest due and payable in a lump sum upon the fifth anniversary of the Closing Date; provided that such obligations may be prepaid, in whole or in part, at any time without penalty or premium.  The Two Year Note shall bear interest at the annual rate of 4.0%, payable quarterly, in arrears, as of the last day of each calendar quarter, with all outstanding principal and any accrued and unpaid interest due and payable in a lump sum upon the second anniversary of the Closing Date; provided that such obligations may be prepaid, in whole or in part, at any time without penalty or premium.   Notwithstanding the foregoing, to the extent any interest rate payable under either of the Notes is less than the minimum Applicable Federal Rate, the parties shall reasonably cooperate in good faith to increase such interest rate to an interest rate at least equal to the minimum Applicable Federal Rate, provided that the other terms of the Notes are similarly adjusted to eliminate any adverse economic impact on RDI from any such increase in the interest rate.

5.7           Financing.  Buyer shall have received the net proceeds of the Financing described in the commitment letters referred to in Section 7.4.2 below. Notwithstanding anything to the contrary contained in this Agreement, the failure to receive any landlord’s consent to Buyer’s granting of any “Leasehold Mortgage” (as defined in Section 7.1.3 below) or any other documents contemplated by subclause (ii) of Section 7.1.3 below, by itself, shall not be a condition precedent to the performance of Buyer’s obligations under this Agreement other than the condition precedent set forth in this Section 5.7.

6.           Conditions Precedent to Seller's Obligations.  Seller's obligations under this Agreement are subject to the fulfillment of each of the conditions set forth below in this Article 6 at or before the Closing, subject, however to the right of Seller to waive any one or more such conditions in whole or in part (provided that no such waiver shall be implied or binding upon Seller unless given in writing).

6.1           Performance by Buyer.  Buyer shall have timely performed and complied with in all material respects all agreements and conditions required by this Agreement to be performed and complied with by Buyer on or prior to the Closing Date, including, without limitation, delivery to Seller of the “Buyer Deliveries” (as defined in Section 9.2 below) in accordance with Section 9.2 below.

6.2           Accuracy of Representations and Warranties.  The representations and warranties herein of Buyer shall be true and correct in all material respects as of the Closing Date (except to the extent any such representation or warranty is qualified by materiality, in which case such representation or warranty shall be true in all respects).

6.3           No Injunctions.  No order shall have been entered in any action or proceeding before any governmental authority, and no preliminary or permanent injunction by any court of competent jurisdiction shall have been issued and remain in effect, which would have the effect of making the consummation of the transactions contemplated by this Agreement illegal; provided, however, that if any such action, proceeding or injunction exists as a result of the wrongful action or omission to act of Seller or any of Seller’s Affiliates, the same shall be an event of default by Seller under this Agreement.

6.4           Required Consents.  Buyer and Seller shall have (a) received all of the Required Leasehold Assignment Consents, and (b) either (i) Buyer and Seller shall have received consent from the Kukui Landlord to the assignment by Seller to Buyer, or (ii) the Kukui Landlord shall have exercised the Recapture Rights, or (iii) Buyer and Seller shall have entered into a management agreement for the Kukui Lease pursuant to Section 7.1.4.

6.5           HSR Act.  All required filings under Section 7A of the HSR Act shall have been completed and all applicable time limitations under the HSR Act shall have expired without a request for further information by the relevant federal authorities under such Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of such federal authorities.

6.6           Loan to Reading International, Inc.  The Lender shall have received duly executed originals of the Notes from RDI.

7.           Covenants.

7.1           Commercially Reasonable Efforts.

7.1.1                      Upon the terms and subject to the conditions of this Agreement, the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated by the Transaction Documents, including, without limitation, obtaining any authorizations, consents, orders or approvals of any Person or Governmental Authority that may be or become necessary in connection with the execution, delivery or performance of a party’s obligations hereunder.  Notwithstanding the foregoing, neither Seller nor Buyer shall be required to pay consideration or grant any rights, guarantee or concession to any third party or to modify in any material manner the terms of any Lease or Included Contract in order to obtain any such consent or approval or any such release; provided, however, that if Buyer elects (or is required) to cause any Assignee Sub to take an assignment of any of Seller’s right, title or interest under, or assume any of Seller’s obligations under, any of the Leases being assigned pursuant to this Agreement, and the landlord’s consent is required under any such Lease, Buyer (in the case of the Buyer Subs) or RDI (in the case of the RDI subs) shall offer to provide a guarantee to the landlord of all of such assumed obligations concurrently with Seller’s initial submission to such landlord of request for such consent.

7.1.2                      Buyer shall use its commercially reasonable efforts and Seller shall use its commercially reasonable efforts to cooperate fully to obtain promptly all such authorizations, consents, orders and approvals required to be obtained in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, to the extent such filing is required by the HSR Act, Seller and Buyer agree that each shall prepare and file a notification and report form pursuant to the HSR Act as soon as practicable after the Effective Date, but in no event later than ten (10) days after the Effective Date.  If a filing is made under the HSR Act, Seller and Buyer each also agree to request early termination in such filing and respond with reasonable diligence and dispatch to any request for additional information made in response to such filing.  All filing fees associated with complying with the HSR Act shall be borne 50% by Seller and 50% by Buyer.

7.1.3                      Notwithstanding the provisions of Section 7.1.2, with respect to the assignment of the Leases being assigned pursuant to this Agreement from Seller to Buyer and with respect to the assignment of the master lease for the “Rohnert Park 16” (as such term is defined in Exhibit A-1 attached hereto) by Kenmore Rohnert, LLC to Buyer, Seller, at Seller’s cost and expense, shall use its commercially reasonable effort to cooperate fully with Buyer, and Buyer, at its cost and expense, shall use its commercially reasonable efforts to cooperate fully with Seller:

(a) to obtain promptly from the landlords and all other appropriate parties under such Leases the consents, if any, required to be obtained in connection with (i) such assignments and (ii) the grant to the lenders under the “Financing” (as defined in Section 7.4.2) of Liens on the tenant’s interest in such Leases  and other consents, estoppels and approvals required as conditions precedent to the closing of the Financing (collectively, the “Leasehold Mortgages”); provided, however, that Buyer shall bear any expenses attributable to obtaining the Leasehold Mortgages (as contrasted with the consents to assignment).  In connection therewith, Buyer agrees promptly to provide all financial and other information and background materials regarding Buyer, its Affiliates and their respective senior management, and such lenders, which the landlord or any such other appropriate party under any such Lease may reasonably request in connection with such landlord’s evaluation of Seller’s request for consent to any such assignment or grant of such Leasehold Mortgage.  Buyer also agrees to make its and its Affiliates’ senior management reasonably available to all such landlords and other appropriate parties for this purpose.  Buyer hereby acknowledges that, in those cases where the landlord’s consent is not required for the assignment of the applicable Lease to Buyer or to the grant to the lenders under the Financing of a Leasehold Mortgage with respect to such Lease, Seller may elect to send notices to various landlords, rather than requests for consents, which notices describe the transaction contemplated by this Agreement, and some of which notices seek the “acknowledgment” of a particular landlord to the assignment of a particular Lease; and

(b)           to obtain releases of Seller’s and its Affiliates’ liability under the Leases.

With respect to the matters described in this Section 7.1.3, Seller may elect at any time to shift to Buyer primary responsibility for obtaining such consents and agreements under this Section by so notifying Buyer in writing.  Thereafter, Buyer shall, at Seller’s expense as provided above, use its commercially reasonable efforts to accomplish the matters described in this Section, and Seller shall use its commercially reasonable efforts to cooperate fully with Buyer.  The parties agree that, if a landlord or other appropriate party under a Required Consent Lease, or the Kukui Landlord, who is presented with a combined request to consent to the assignment of a Lease hereunder and the grant of a Leasehold Mortgage with respect to such Lease refuses, without explanation, to provide the consents requested, or it is not otherwise reasonably apparent from such party’s response to such combined request whether such party would have consented to the assignment of the applicable Lease if such request had not been accompanied by a request for a Leasehold Mortgage, it shall be presumed that such refusal was attributable only to the request for consent to the Leasehold Mortgage for purposes of determining whether the condition precedent set forth in Section 5.4 above has been satisfied; provided, however, that Buyer shall be entitled to rebut such presumption by requiring Seller to present to such party a separate request for consent to assignment of such Lease only, and if such party fails for any reason to provide such consent to assignment it shall be deemed to constitute a failure of the condition precedent set forth in Section 5.4 above.

7.1.4                      If, despite the commercially reasonable efforts of Seller and Buyer, the parties are unable to obtain the Kukui Landlord’s consent to the assignment of the Kukui Lease on or prior to the Closing Date, but the Kukui Landlord shall not have exercised the Recapture Right, Seller and Buyer shall enter into a management agreement effective as of the Closing Date with respect to the Theaters operated under the Kukui Lease if and to the extent the same shall be permitted by the terms of applicable law and the Kukui Lease, or if the Kukui Landlord gives its consent to such management agreement.  Any such management agreement shall provide for a fixed annual management fee of $50,000 and otherwise shall be in a commercially reasonable form agreed upon by Seller and Buyer prior to the Closing.  To the extent that any Purchased Asset (other than any Lease being assigned pursuant to this Agreement) is not assigned or not assignable to Buyer or if any necessary consent to such assignment shall not have been obtained by Seller as of the Closing, this Agreement shall not constitute an assignment or attempted assignment of such Purchased Asset.  With respect to any such Purchased Asset, from and after the Closing, Seller shall use their commercially reasonable efforts to obtain any necessary consents; provided, however, that Seller shall not be obligated to institute any suit, arbitration or other action to obtain such consent.  If such consents are not obtained, Seller (a) shall cooperate in any reasonable arrangement designed to provide Buyer with the benefits of such Purchased Asset and (b) shall enforce at the request of Buyer at Buyer’s sole cost any rights of Seller arising from such Purchased Asset (including a right of termination).  Buyer agrees to perform at its sole cost any obligations relating to a Purchased Asset for which benefits are being provided to Buyer in accordance with the preceding sentence to the same extent required of Seller, in the same (or as near as practicable) manner and time, and with the same quality, required of Seller.

7.1.5                      In no event shall Buyer or any Affiliate of Buyer be required to increase the equity capital of Buyer or to contribute any assets to Buyer, or (except as otherwise provided in Section 7.1.1 above) to provide any guarantee or other credit enhancement to or for the benefit of Buyer, in order to obtain any consent contemplated by this Section 7.1.

7.2           Access to Properties and Records.  From and after the Effective Date through the Closing Date or the earlier termination of this Agreement, Seller shall afford to Buyer, and to the accountants, counsel and representatives of the Buyer, upon reasonable prior notice, reasonable access during normal business hours throughout the period prior to the Closing to the Leased Premises and, during such period, shall furnish promptly to Buyer all other information concerning the Purchased Assets and its personnel as such parties may reasonably request.  Notwithstanding anything in this Section to the contrary, no access pursuant to this Section 7.2 shall unreasonably interfere with Seller’s conduct of the Business.  Buyer shall notify Seller in writing of any material breach of this provision known to it and shall afford Seller a reasonable opportunity to cure any such breach.

7.3           Seller’s Operations Prior to the Closing; Certain Repairs.

7.3.1                      Seller’s Operations Prior to the Closing.  From and after the Effective Date until the Closing, Seller (a) shall not sell, transfer, assign, dispose of or grant any Lien on, or permit to be sold, transferred, assigned, disposed of or encumbered, all or any material part of the Purchased Assets as the same shall be constituted on the Effective Date, except to the extent that any such Lien will be removed at or prior to the Closing, or remove or permit to be removed all or any part of the Purchased Assets from the Leased Premises; provided, however that Seller shall be permitted (i) to sell Seller Inventory in the ordinary course of its business consistent with past practice (provided that Seller replaces such sold Seller Inventory in the ordinary course of its business consistent with past practice), (ii) to acquire, maintain and replace Seller FF&E in the ordinary course of its business consistent with past practice, and (iii) to enter into and perform film rental agreements in the ordinary course of its business consistent with past practice (the parties acknowledging that some of which film rental agreements may not be fully performed prior to the Closing Date), provided that Seller will reasonably consult with Buyer in connection with Seller’s proposed entry into film rental agreements relating to or reasonably anticipated to relate to periods after the Closing Date; (b) shall not enter into any lease, contract or commitment or incur any liabilities or obligations in connection with the Purchased Assets, except as permitted by subclause (iii) above with respect to film rental agreements and except for leases, contracts, commitments, liabilities or obligations that will not bind Buyer, the Purchased Assets or the Business after the Closing; (c) shall not release, waive or compromise any of its rights with respect to, the Purchased Assets without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed to the extent such proposed action occurs in the ordinary course of its business consistent with past practice and which is reasonably expected to be without Material Adverse Effect upon the value or utility of the Purchased Assets or the value of the Business; (d) shall not, directly or indirectly, destroy or otherwise dispose of any books, records or files relating to the Purchased Assets or the Business, other that in the ordinary course of business, generally consistent with past practice; and (e) shall otherwise conduct operations at the Leased Premises in the ordinary course of its business consistent with its past practice at the Leased Premises and in a manner intended to maintain the goodwill of the Business.

7.3.2                      Certain Repairs.  Seller shall cause to be undertaken and completed in a workmanlike manner prior to the Closing the repairs to the Milalani 14, Rohnert Park 16, Ward Cinemas 16 and Pearlridge West 16 Theaters (as each such Theater is defined in Exhibit A-1) described in the scope of work attached hereto as Schedule 7.3.2.

7.4            Cooperation.

7.4.1                      Generally.  Each party shall provide the other with such cooperation as may reasonably be requested, at the expense of the requesting party (unless the requesting party is to be indemnified with respect thereto, in which case such cooperation shall be given at the expense of the indemnifying party), in connection with the defense of any third party litigation relating to the subject matter of this Agreement.  Additionally, until March 31, 2010, Seller shall make available to Buyer’s independent accountants such information and documentation regarding the Purchased Assets and the Business to the extent such information and documentation is reasonably required in connection with an audit by such independent accountant of Buyer’s financial statements or the preparation of financial disclosure required under applicable Federal securities laws, including an audit of acquired businesses as required by 17 CFR § 210.3-05, and allow Buyer’s independent accountants to make and retain copies of such information and documentation, provided that (a) such information and documentation is then in the possession or control of Seller or Seller’s Affiliates, and (b) so long as Buyer’s independent accountant does not require that such information or documentation be obtained directly from Seller, such information and documentation is not otherwise in the possession or control of Buyer, any of Buyer’s Affiliates or such independent accountant, or is not otherwise reasonably available from another source to Buyer or such independent accountant.  Seller also agrees to make its and its Affiliates’ senior management reasonably available to Buyer and its accountants for this purpose.

7.4.2                      Cooperation with respect to Buyer’s Financing.  Buyer hereby represents and warrants to Seller that (a) it has obtained a written commitment letter and related term sheet from a financially responsible institution, true and correct copies of which have been furnished to Seller, for debt financing to be used by Buyer to fund a portion of the Purchase Price (the “Financing”), and (b) said commitment letter and related term sheet are in full force and effect, and Buyer has performed all of its obligations thereunder required to be performed on or prior to the Effective Date.  Prior to the Closing Date, Seller agrees promptly to provide all financial and other information and materials regarding the Leases and other Purchased Assets and the Business as reasonably requested by Buyer or its accountants from time to time in connection with the preparation of audited financial statements of the Purchased Assets and the Business for the twelve (12) months ended June 30, 2005, 2006 and 2007, respectively, and unaudited financial statements for the most recent practicable interim period subsequent to June 30, 2007 and prior to the Closing Date.  Seller also agrees to make its and its Affiliates’ senior management reasonably available to Buyer and its accountants for this purpose.  Subject to Seller’s performance of its obligations under this Section 7.4.2, the completion of said financial statements shall not be a condition precedent to the obligations of Buyer under this Agreement, and Seller shall not be in breach or default of its obligations under this Section 7.4.2 if such audited financial statements are not completed for any reason by any particular date so long as Seller has cooperated with Buyer and its accountants as required by this Section 7.4.2.  Seller agrees that, effective upon the Closing, Buyer’s accountants shall be released for the benefit of Buyer and RDI from any and all obligations of confidentiality that it may owe to Seller or its Affiliates only to the extent they relate to the Purchased Assets and the Business.

7.5           Delivery of Information; Delivery of Mail and Assets; Collection of Accounts Receivable. After the Closing Date, each of the parties hereto shall cause their personnel to provide the other party with financial accounting, Tax, and similar information reasonably necessary to prepare Tax returns and other filings relating to the Theaters, to compute Percentage Rent payable with respect to the Theaters, and to finalize the prorations and adjustments called for by Section 2.2 hereof.  Seller agrees that it will promptly deliver to Buyer any mail or other communications received by Seller on or after the Closing Date pertaining to the Purchased Assets and any cash, checks or other instruments of payment to which Seller is not entitled.  Buyer agrees that it will promptly deliver to Seller any mail or other communications received by Buyer on or after the Closing Date pertaining to Seller's operations, properties or other affairs of Seller, any cash, checks or other instruments of payment to which Buyer is not entitled, and any other Excluded Assets.

7.6           Post-Closing Covenants of Buyer.

7.6.1                      Maintenance of Insurance.  Buyer agrees that from and after the Closing Date, Buyer shall at all times maintain in complete force and effect, in accordance with the requirements of the Leases, all policies of insurance required by the Leases to be maintained by the tenant. Buyer shall deliver to Seller executed copies of certificates of insurance evidencing the foregoing on the Closing Date. New certificates shall be delivered promptly whenever policies are renewed or new policies are written. As often as any such policy shall expire or be terminated, a renewal or additional policy shall be procured and maintained by Buyer in like manner and to like extent, and new certificates thereof shall be delivered to Seller. All policies of insurance maintained by Buyer pursuant to the requirements of the Leases shall contain a provision that the company issuing said policy will give Seller not less than ten (10) days' notice in writing in advance of any cancellation or lapse of the effective date or any reduction in the amounts of insurance. In the event that Buyer fails to comply with any of the requirements of this Section 7.6.1, and Buyer fails to cure such non-compliance within ten (10) days of delivery of notice thereof from Seller, Seller may obtain any and all policies of insurance required to comply with tenant's obligations under the Leases, and Buyer shall immediately pay to Seller any and all costs reasonably incurred by Seller in connection with obtaining and maintaining such insurance.

7.6.2                      Amendment of Real Property Leases; Exercise of Options; Waiver of Rights.  Without Seller’s prior written consent (which consent may not be unreasonably withheld or delayed), until the earlier of the date on which (a) Seller and all of Seller’s Affiliates are no longer liable on or are released from any further liability under the applicable Lease, or (b) Buyer delivers to Seller (i) an audited balance sheet for Buyer showing a net worth (calculated in accordance with GAAP) of at least $50,000,000, and (ii) an audited income statement for Buyer showing a ratio of indebtedness to “Theater Level Cash Flow” (as defined in Article 12 below) for all theaters then operated by Buyer of 5.5-to-1 or less, Buyer shall not (x) exercise any option to extend or renew the term of any Lease if, as of the date on which Buyer proposes to exercise any such option, the Theater operated pursuant to such Lease has Theater Level Cash Flow in the most recently completed calendar year of less than $200,000, or (y) amend or modify any Lease to eliminate or materially change, or otherwise waive or forfeit, any material rights or privileges of the tenant under any such Lease.

7.7           Coupons and Passes. Seller, in the ordinary course of its business, has previously issued, and may continue to issue until the Closing Date, the following coupons, passes, tickets and certificates (collectively, “Coupons and Passes”): (a) coupons redeemable in Seller's theaters for food or beverages sold in the concession stands; (b) passes redeemable for free theater admission and issued without the payment of consideration to Seller or its Affiliates (“Free Passes”); (c) passes redeemable for discounted theater admission and issued without the payment of consideration to Seller or its Affiliates (“Discounted Passes”); (d) group activity discount theater admission tickets good for theater admission; and (e) gift certificates which can be used to purchase theater admission or concession stand items.  Except to the extent any such Coupons and Passes shall have expired in accordance with their terms or otherwise are not valid, Buyer shall honor and redeem all Coupons and Passes presented at the Theaters for a period of one (1) year after the Closing Date (the “Coupon and Pass Period”). Buyer shall not be entitled to any compensation or reimbursement from Seller in connection with the honoring or redemption of any Free Passes or Discounted Passes.  With respect to all other Coupons and Passes (“Reimbursable Coupons and Passes”), Buyer shall deliver a written statement setting forth its calculation of the amount the Reimbursable Coupons and Passes so redeemed or honored (which calculation shall be accompanied by such supporting documentation as Seller may reasonably request) within ninety (90) days after the end of the Coupon and Pass Period, and Seller shall reimburse to Buyer the amount thereof within thirty (30) days after Seller’s receipt of such statement and supporting documentation.  From and after the Effective Date through the Closing Date, Seller will only issue Coupons and Passes in the markets in which the Theaters operate in the ordinary course of its business consistent with past practices; provided, however, that both before and after the Closing Date, Seller shall have the right to issue Coupons and Passes in all other markets in which it operates (including, without limitation, Los Angeles County) in Seller’s sole and absolute discretion and without any obligation to notify or account therefor to Buyer.

7.8           Theater Names; Prohibition Against Use of Names "Pacific" or “Pacific Theatres” by Buyer.

7.8.1                      Pacific and Pacific Theatres. Except as otherwise provided in this Section 7.8, at no time after the Closing shall Buyer be entitled to the use of the names "Pacific" or “Pacific Theatres” either by themselves or in conjunction with other words or letters, in connection with the name of the Theaters or otherwise. In no event shall Buyer, either before or after the Closing, be entitled to use the names "Pacific" or “Pacific Theatres” in any publication, advertisement, flyer, ticket, notice or sign, or in any other fashion or manner, whether in referring or relating to the Theaters or otherwise. Notwithstanding the foregoing, Buyer shall have the right to use the names “Pacific” and “Pacific Theatres” in connection with any notices or disclosure required by applicable law, and in a manner reasonably acceptable to Seller on a transitional basis to announce to the public the change of ownership of the Theaters.  Except to the extent that Buyer exercises its right under Section 1.3 to continue to use such signage after the Closing, as soon as practicable after the Closing, and in any event not later than ten (10) days after the Closing Date, Buyer shall, at Buyer's expense, remove the names "Pacific" and “Pacific Theatres” from any and all advertising, fliers, tickets, notices and signs, and from any and all other manifestations thereof in, on, or in connection with the Buildings, of which Buyer has knowledge and over which Buyer has possession or control; provided, however, that if Buyer is unable, or it is commercially impracticable, to remove the names "Pacific" and “Pacific Theatres” from any signage, including marquees, within such period, Buyer shall, within such period, cover such names from public view and shall, as soon as practicable thereafter, remove such names or the signs on which they are located.

7.8.2                      Signage.  Subject to the terms of Sections 1.2.4, 1.3 and 7.8.1 above (including, without limitation, Buyer’s obligation to remove or cover all components thereof containing the “Pacific” or “Pacific Theaters” names), all signage at the Theaters shall be included in the Purchased Assets.  Notwithstanding the foregoing, if Buyer elects to remove any signage from the Theaters containing the names "Pacific" or “Pacific Theatres” and does not intend to reuse such signage, Buyer shall notify Seller of the times when it plans to remove such signage, whereupon Seller shall have the right and option to notify Buyer that Seller wishes to retain possession and ownership of one or more of the signs (or portions thereof) which Buyer plans to remove. If Seller exercises the foregoing right, Buyer shall remove the signs in question in a workmanlike manner and shall use commercially reasonable efforts not to damage the same, shall coordinate with Seller the timing of such removal and other aspects thereof, and shall tender to Seller physical possession of such signs at a mutually acceptable time and location, provided that if Seller then fails (through no fault of Buyer) to take possession of such signs within ten (10) days notice thereof from Buyer to Seller, Buyer shall have the right and option to destroy and dispose of such signs.

7.8.3                      Assignment.  Buyer shall not sell, assign, sublet or otherwise transfer any or all of its interest in the Leases or the Leased Premises to any Person unless Buyer obtains the written agreement of such Person to be bound by and observe the terms of this Section 7.8. If at any time after any such transfer, the Leases or the Leased Premises, or any portion thereof or interest therein, are retransferred back to Buyer, Buyer shall again be bound by and observe the terms of this Section 7.8.   The

provisions of this Section 7.8.3 shall not apply in respect of any Lien granted by Buyer in connection with the contemplated by Section 7.4.2.

7.9           Non-Competition; Exceptions.

7.9.1                      Non-Compete.  As a material inducement to Buyer to enter into and perform its obligations under this Agreement, Seller and the Formans, for themselves and on behalf of their Affiliates (collectively, the “Selling Parties”), hereby agree that from and after the Closing Date and continuing for five (5) years from the Closing Date (the “Restricted Period”), they shall not, directly or indirectly, as an employee, agent, consultant, director, equityholder, manager, or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in, be employed by or participate in any manner in, render services for, or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages in the development, ownership or operation of movie theaters in the “Territory” (as defined in Article 12 below) (collectively, “Competitive Activities”); provided, however, that nothing contained herein shall be construed to prevent any of the Selling Parties from engaging in, directly or indirectly, any of the following activities (collectively, the “Permitted Competitive Activities”): (a) investing in the securities of any entity engaged in Competitive Activities whose equity securities are listed on a national securities exchange or traded in the over-the-counter market so long as such Selling Party does not own more than five percent (5%) of the outstanding equity of such entity; (b) investing in the securities of Buyer or any of its Affiliates; (c) engaging in Competitive Activities within the Territory as provided in Section 7.10 below; or (d) directly or indirectly engaging in the ownership, investment, operation, management, development, construction or control of any retail development or shopping center that contains a movie theater, provided that such movie theater is not owned, managed or operated by any of the Selling Parties (a “Non-Affiliated Theater Owner”), provided, further, that the obligation to pay, or the payment of, percentage rent to any of the Selling Parties by any such Non-Affiliated Theater Owner shall not be deemed the ownership or operation of such movie theater by any such Selling Parties.

7.9.2                      Enforceability; Blue-Pencil.  Each of the Selling Parties recognizes that the restrictive covenants contained herein are valid and enforceable pursuant to applicable law, including, without limitation, California Business and Professions Code §16601 and that the territorial, time and scope limitations set forth in this Section 7.9.1 are reasonable and are properly required for the protection of Buyer’s legitimate interest in client relationships, goodwill and trade secrets of the Business. In the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Buyer and Selling Parties agree, and Selling Parties submit, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.  If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect.

7.9.3                      Remedies.  Each of Selling Parties acknowledges and agrees that the covenants set forth in this Section 7.9 are reasonable and necessary for the protection of Buyer’s business interests, that irreparable injury will result to Buyer if a Selling Party breaches any of the terms of this Section 7.9, and that in the event of a Selling Party’s actual or threatened breach of any of the provisions contained in this Section 7.9, Buyer will have no adequate remedy at law.  Notwithstanding anything to the contrary contained herein, each of Selling Parties accordingly agrees that in the event of any actual or threatened breach by it of any of the provisions contained in this Section 7.9, Buyer shall be entitled to seek such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction.  Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

7.9.4                      Option to Purchase.  If a Selling Party engages in any Competitive Activities (other than the Permitted Competitive Activities) during the Restricted Period, then Buyer shall have the right, exercisable for a period of ninety (90) days after it is determined that such Selling Party has so engaged in Competitive Activities (other than Permitted Competitive Activities), to acquire all, but not less than all, of such Selling Party’s interest in such Competitive Activity for an amount equal to the lesser of (a) such Selling Party’s basis in such Competitive Activity for U.S. Federal income tax purposes, or (b) the “fair market value” of such interest.

7.9.5                      Partial Reimbursement of the Purchase Price.  If a Selling Party engages in any Competitive Activities (other than the Permitted Competitive Activities) during the Restricted Period, and (a) such Selling Party affirmatively challenges enforceability of the provisions of this Section 7.9 in any proceeding or action brought by Buyer to enforce the same, or (b) such Selling Party seeks declaratory or other similar relief from the enforcement of the provisions of this Section 7.9, then the Purchase Price shall be reduced by the amount of $7,000,000, and such Selling Party shall reimburse or pay the same to Buyer within thirty (30) days thereafter.  Notwithstanding the foregoing, nothing herein shall be deemed to prohibit or restrict any Selling Party from raising or asserting in any proceeding or action to enforce the provisions of this Section 7.9 a defense that it has not engaged in the purported Competitive Activity during the Restricted Period.

7.10           Exception Area.  Notwithstanding anything to the contrary contained in Section 7.9 above, any Selling Party shall have the right during the Restricted Period and thereafter to engage in Competitive Activities with respect to the ownership or operation of one movie theater complex located within that part of San Diego County, California shown as the “Exception Area” on the map attached hereto as Exhibit E (the “Exception Area”).  The Exception Area shall include, without limitation, the shopping center currently commonly known as Westfield UTC.

7.11           Destruction of Books, Records and Files.  If, after the Closing, Seller or any of its Affiliates proposes to destroy or otherwise dispose of any books, records or files relating to the Purchased Assets (but not including any financial reports or other information regarding the Purchased Assets to the extent such financial reports or other information is integrated into financial reports or other information regarding the operations generally of Seller or such Affiliate), Seller shall deliver prior notice thereof to Buyer and Buyer shall have a period of sixty (60) days from receipt of such notice to deliver notice to Seller of its desire to take possession of such books, records or files, in which event Seller shall deliver to Buyer possession of such books, records or files at the earliest practicable date.  Seller shall not destroy or otherwise dispose of such books, records or files prior to the end of such sixty (60) day period.

7.12           Screen Advertising.  Buyer hereby agrees to honor the obligations of Seller imposed under the terms of Seller’s screen advertising agreement with Screenvision Exhibition, Inc. (“Screenvision”) to exhibit following the Closing Date all advertising booked or committed to as of the Closing Date for periods extending beyond the Closing Date, but in no event existing beyond one (1) year after the Closing Date, provided that such advertising shall be exhibited by Buyer in accordance with the terms (including economic terms) of its agreement with Screenvision and not Seller’s agreement with Screenvision.

7.13           Hawaii Developments during the Restricted Period.  If, during the Restricted Period, any Selling Party proposes, directly or indirectly, to engage in (a) the development of any new retail development or shopping center in the State of Hawaii that is to contain a movie theater, or (b) the redevelopment of any existing retail development or shopping center in the State of Hawaii that does not currently contain a movie theater but is to contain a movie theater after the completion of such redevelopment, and such Selling Party has the right to select the theater operator for such newly developed or redeveloped retail development or shopping center, such Selling Party shall send written notice to Buyer of such election (the “ROFO Notice”).  The ROFO Notice shall contain an offer by such Selling Party to lease such theater (the “Theater Space”) to Buyer on the terms contained therein (the "Lease Terms").  The Lease Terms shall be determined by such Selling Party in its sole discretion.  If Buyer does not, within thirty (30) days after receipt of the ROFO Notice, deliver written notice to Landlord of Tenant's election to lease the Theater Space on the Lease Terms, such Selling Party shall have the right to lease the Theater Space to a Non-Affiliated Theater Owner on terms which, in the aggregate (taking into account all monetary terms and concessions on a net present value basis discounted at the rate of 10% per annum), are not materially less favorable to such Selling Party than the Lease Terms. If such Selling Party proposes to lease the Theater Space to a Non-Affiliated Theater Owner on terms which are materially less favorable to such Selling Party than the Lease Terms, such Selling Party shall provide written notice to Buyer thereof (which notice shall contain an offer to Buyer to lease the Theater Space on the revised terms) (the "Revised ROFO Notice").  If Buyer does not, within fifteen (15) days after receipt of the Revised ROFO Notice, deliver written notice to such Selling Party of Buyer's election to lease the Theater Space on the terms contained in the Revised ROFO Notice, such Selling Party shall have the right to lease the Theater Space to a Non-Affiliated Theater Owner on the terms contained in the Revised ROFO Notice. If Buyer timely exercises its right of first offer contained in this Section 7.13, the parties shall, within thirty (30) days after Buyer’s exercise of such right of first offer, in good faith negotiate, execute and deliver a definitive lease for the Theater Space on terms consistent with the terms agreed upon by such Selling Party and Buyer pursuant to this Section 7.13.   In no event during the Restricted Period shall any Selling Party commence the development of a movie theater at the real property located at Kalauao, District of Ewa, City and County of Honolulu, State of Hawaii and commonly known as the “KAM Drive-In” site.

7.14           Change of Name.  On the Closing Date, Consolidated shall execute such documents as are necessary to change its corporate name so as to delete therefrom the word “Consolidated,” and will file, as promptly as practicable after the Closing Date, such documents as are necessary to reflect such name changes in its state of organization and other jurisdictions where it is qualified to do business as a foreign Person.  From and after the Closing Date, the Selling Parties agree that they will not adopt any name that is confusingly similar to the “Consolidated Amusements” or “Consolidated Theatres” names.

8.           Employees.  Seller shall, effective immediately prior to the Closing, terminate the employment of all of its employees employed at or solely in connection with the Theaters (collectively, the “Affected Employees”) or transfer any such employee to other theaters then operated by Seller or any Affiliate of Seller.  Buyer shall not be obligated to hire or employ any of the Affected Employees.  Buyer shall provide Seller with (a) written notice at least thirty (30) days prior to the Closing Date of those Affected Employees employed as a theater manager or assistant theater manager to whom Buyer intends to offer employment after the Closing, and (b) written notice at least ten (10) days prior to the Closing Date of all other Affected Employees to whom Buyer intends to offer employment after the Closing.  Buyer acknowledges that it has been advised by Seller that, as part of Seller’s compliance with the Worker Adjustment and Retraining Notification Act of 1988 or any similar or comparable state law (collectively, the “WARN Acts”), Seller shall send all notices required by the WARN Acts to all of the Affected Employees and be solely responsible for any and all obligations mandated by the WARN Acts arising from the transactions contemplated by this Agreement.

9.           Closing.

                      9.1           Closing Date.  Subject to the satisfaction (or waiver by Buyer or Seller as provided therein) of the conditions precedent in Articles 5 and 6 hereof, the transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) at the offices of Weissmann Wolff Bergman Coleman Grodin & Evall, LLP, 9665 Wilshire Boulevard, Ninth Floor, Beverly Hills, California 90212.  The Closing shall occur on the date which is the first Friday occurring after the date which is sixty-five (65) days after the Effective Date (the “Scheduled Closing Date”).  If the Closing does not occur on the Scheduled Closing Date by reason of the failure of any condition precedent set forth in Article 5 or 6 hereof (a “Non-Satisfied Condition Precedent”), the party in whose favor the Non-Satisfied Condition Precedent exists shall have the right to extend the Scheduled Closing Date until the date which is the second Friday occurring after the date on which the Non-Satisfied Condition Precedent is satisfied or waived.  Notwithstanding the foregoing, this Agreement shall automatically terminate if the Closing shall not have occurred on or before the date which is the first Friday which is more than ninety-five (95) days after the Effective Date (the “Outside Closing Date”); provided, however, that if on or prior to the Outside Closing Date all of the parties’

respective conditions precedent to Closing have been satisfied or waived except for the condition precedent that the parties shall have received the landlord’s consent under the “Carmel Mountain Lease” (as defined in Exhibit A-1 attached hereto) to the assignment of such Lease by Seller to Buyer, then in that case only the Outside Closing Date shall be extended to the first Friday which is more than one hundred twenty-five (125) days after the Effective Date.  Notwithstanding anything to the contrary contained herein, nothing herein shall be deemed to excuse or waive any breach or default by either party of its obligations under this Agreement.  The date of the Closing is sometimes referred to herein as the "Closing Date."  The Closing shall be effective as of 8:00 a.m. (local time) on the Closing Date.

9.2           Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following (collectively, the "Buyer Deliveries"):

9.2.1                      Payment of Purchase Price.  Immediately available funds in an amount equal to the Purchase Price paid to and received by Seller.

9.2.2                      Assignment and Assumption of Leases and Subleases.  Duly executed and, where necessary, acknowledged counterparts of the Assignment and Assumption of Leases and Subleases by and between Buyer and Seller in substantially the form of Exhibit F attached hereto (the “Assignment and Assumption of Leases and Subleases”).

9.2.3                      Assignment and Assumption of Contracts.  Duly executed counterparts of the Assignment and Assumption of Contracts by and between Buyer and Seller in substantially the form of Exhibit G attached hereto (the “Assignment and Assumption of Contracts”).

9.2.4                      Assignment of Consolidated IP.  Duly executed counterparts of the Assignment of Rights by and between Buyer and Seller with respect to the Consolidated IP in substantially the form of Exhibit H attached hereto (the “Consolidated IP Assignment”)..

9.2.5                      Management Agreements.   Duly executed counterparts of any Management Agreements entered into pursuant to Section 7.1.4.

9.2.6                      Intentionally omitted.

9.2.7                      Intentionally omitted.

9.2.8                      Buyer’s Closing Certificate.  A duly executed certificate, dated as of the Closing Date, to the effect that the conditions specified in Sections 6.1 and 6.2 have been satisfied in accordance with the terms and provisions hereof.

9.2.9                      Additional Deliveries.  Such additional documents, instruments and agreements, signed and properly acknowledged by Buyer, if appropriate, as may be necessary to comply with Buyer's obligations under this Agreement.

9.3           Deliveries by Seller.  At the Closing, Seller shall deliver to Buyer all of the following (collectively, the "Seller Deliveries"):

9.3.1                      Assignment and Assumption of Leases and Subleases.  Duly executed and, where necessary, acknowledged counterparts of the Assignment and Assumption of Leases and Subleases.

9.3.2                      Assignment and Assumption of Contracts.  Duly executed counterparts of the Assignment and Assumption of Contracts.

9.3.3                      Bill of Sale.  A duly executed Bill of Sale by Seller in favor of Buyer in substantially the form of Exhibit I attached hereto.

9.3.4                      Assignment of Consolidated IP.  Duly executed counterparts of the Consolidated IP Assignment.

9.3.5                      Management Agreements.   Duly executed counterparts of any Management Agreements entered into pursuant to Section 7.1.4.

9.3.6                      Intentionally omitted.

9.3.7                      Intentionally omitted.

9.3.8                      Seller’s Closing Certificate.  A duly executed certificate, dated as of the Closing Date, to the effect that the conditions specified in Sections 5.1 and 5.2 have been satisfied in accordance with the terms and provisions hereof.

9.3.9                      Additional Deliveries.  Such additional documents, instruments and agreements, signed and properly acknowledged by Seller, if appropriate, as may be necessary to comply with Seller's obligations under this Agreement.

9.4           Closing Costs.  Buyer and Seller shall each pay 50% of all documentary transfer, excise or similar Taxes (including all State of Hawaii general excise or gross income Taxes), if any, payable in connection with the transactions contemplated by this Agreement.  Buyer and Seller shall each bear their own legal and accounting costs and fees. Buyer and Seller shall each pay 50% of all sales and similar Taxes payable in connection with the transactions contemplated by this Agreement.

9.5           Possession.  Possession of the Purchased Assets, including, without limitation, the Leased Premises and the Theaters shall be delivered to Buyer on the Closing Date; provided, however, that Seller shall deliver possession of all files for the Leases, Subleases and Included Contracts and all original warranties and guarantees, in each case to the extent included in the Purchased Assets, within five (5) Business Days after the Closing Date.  Additionally, at or prior to the Closing, Seller will deliver to Buyer (a) copies of all written film settlement agreements with respect to the Theaters and covering periods occurring during the two (2) year period immediately prior to the Closing Date (except that, to the extent that some or all of such settlement agreements are not available on the Closing Date, Seller shall deliver the same to Buyer promptly after Seller’s receipt thereof after the Closing) organized, to the extent that Seller can accomplish the same without incurring material expenses or expending material resources, on a film-by-film, week-by-week basis for each Theater, (b) copies of all written claims for personal injury occurring at the Theaters which have been received by Seller’s claim administrator since January 1, 2005, (c) copies of all insurance claims made by Seller with respect to the Theaters since January 1, 2005, and (d) copies of all maintenance claims with respect to the Theaters received by Joe Miraglia (Director of Staff Operations of Seller) from any Governmental Authority since January 1, 2005.

10.           Termination; Termination Fee.

10.1           Termination Generally.  Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of Seller and Buyer; (b) by Buyer, upon written notice to Seller, if Seller has breached any representation, warranty, covenant or agreement, such breach has had, either individually or in the aggregate, a Material Adverse Effect, and such breach is either not capable of being cured prior to the Closing or, if such breach is capable of being cured, is not so cured within ten (10) days of notice by Buyer to Seller of such breach; (c) by Seller, upon written notice to Buyer, if Buyer has breached any representation, warranty, covenant or agreement, and such breach is either not capable of being cured prior to the Closing or, if such breach is capable of being cured, is not so cured within ten (10) days of notice by Seller to Buyer of such breach; or (d) subject to the terms of Section 9.1 above, by either party hereto if the Closing shall not have occurred on or prior to the Scheduled Closing Date (as the same may be extended pursuant to this Agreement).  If this Agreement is terminated, this Agreement shall become null and void and have no further force or effect, and, except as provided in Section 10.2 below, no party hereto (or any of such party’s Affiliates, directors, officers, agents or representatives), shall have any liability or obligation hereunder; provided, however, that (i) the letter agreement dated as of January 15, 2007 by and among Pacific, Consolidated and RDI (the “Confidentiality Agreement”) shall remain in full force and effect, (ii) each party shall bear its own fees and expenses incurred in connection with the negotiation and documentation of this Agreement and the Transaction Documents, and (iii) notwithstanding the foregoing, but subject to the terms of Article 11 below, termination of this Agreement shall not release any party from any liability for any breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement prior to such termination; and, provided further, that Buyer shall promptly change its corporate name to a name that does not include the word “Consolidated” or any derivation of such word or any other name confusingly similar to the name of Consolidated.

10.2           Termination Fee.  It is acknowledged and agreed by Seller and Buyer that Seller has removed the Purchased Assets from the open market during the term of this Agreement, and thereby has exposed itself to unknown market risks.  Therefore, if all of the conditions precedent set forth in Articles 5 and 6 of this Agreement, other than the condition precedent set forth in Section 5.7, shall have been satisfied or waived and this Agreement is terminated pursuant to subclause (d) of Section 10.1 by reason of the failure of the condition precedent in Section 5.7, and Seller shall be released from any obligation to sell the Purchased Assets to Buyer and Buyer and RDI shall be released from any obligation to purchase the Purchased Assets.  Seller and Buyer also acknowledge and agree that (a) it would be extremely difficult or impracticable to compute Seller’s actual losses as a result of such failure to consummate the transactions contemplated by this Agreement, and (b) that the amount of the Deposit is a reasonable estimate of what such losses will be.  As such, as a material inducement to Seller to enter into and perform its obligations under this Agreement, the parties agree that if this Agreement is terminated prior to the Closing pursuant to subclause (d) of Section 10.1 solely by reason of the failure of the condition precedent set forth in Section 5.7 above, Seller shall be entitled to retain the Deposit (without interest thereon) as a termination fee and as Seller’s sole and exclusive remedy for such termination under this Agreement, at law or in equity.

BUYER:/s/ SCT                                           SELLER:/s/ AJS

In the event this Agreement is terminated and Seller shall become entitled to retain the Deposit pursuant to this Section 10.2, Seller shall pay to Buyer, within five (5) Business Days of such termination, the Interest Factor on the Deposit as provided for in Section 2.1.1.  Notwithstanding anything to the contrary contained in this Agreement, and for the avoidance of doubt, the parties acknowledge and agree that the condition precedent set forth in Section 5.6 may only be satisfied concurrently with the Closing and that, if the condition precedent set forth in Section 5.7 is not satisfied or waived, the condition precedent set forth in Section 5.6 shall be deemed to be waived by Buyer.

11.           Indemnification.

11.1           Indemnification by Buyer and RDI.

11.1.1  Subject to the terms of this Article 11, Buyer shall indemnify and hold Seller, its Affiliates (including the other Selling Parties) and their respective employees, officers, directors, members, managers, shareholders, agents, contractors, attorneys and representatives (collectively, the “Seller Indemnified Parties”) harmless from and against, and agrees to promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all any and all liabilities, demands, claims, actions, causes of action, costs, damages, deficiencies, Taxes, penalties, fines and other losses and expenses, whether or not arising out of a claim made by any third party, including all interest, penalties, reasonable attorneys’ fees and expenses, and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any Governmental Authority)

(“Losses”) which such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with any of the following:

(a)           any untruth or inaccuracy in any representation or warranty of Buyer or the Buyer Subs contained in this Agreement or in any other Transaction Document; provided, however, that for purposes of determining an untruth or inaccuracy in any such representation or warranty for purposes of this Section 11.1.1(a), the representations and warranties of Buyer or the Buyer Subs that are limited or qualified by references to “material” or “materiality” or “Material Adverse Effect” or similar qualifications shall be construed as if they were not limited or qualified by such qualifications.

(b)           any failure of Buyer or the Buyer Subs duly to perform or observe any term, provision, covenant, agreement or condition contained in this Agreement or the other Transaction Documents to be performed or observed by Buyer or the Buyer Subs; or

(c)           any claim or cause of action by any party arising on or after the Closing Date against any Seller Indemnified Party (including, without limitation, any claim or cause of action arising from the failure to obtain any required consents or approvals, including, without limitation, consents or approvals from landlords, to the assignment of the Leases being assigned pursuant to this Agreement to Buyer or the Buyer Subs) with respect to the Purchased Assets, the obligations of Seller assumed by Buyer or the Buyer Subs under this Agreement (including the Assumed Liabilities) or any of the other Transaction Documents, or the operation of the Business or the Theaters by Buyer or any Buyer Sub on or after the Closing Date, including any default by Buyer or any Buyer Sub under any Lease included in the Purchased Assets arising on or after the Closing Date.

11.1.2  Subject to the terms of this Article 11, RDI shall indemnify and hold the Seller Indemnified Parties harmless from and against, and agrees to promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all Losses which such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with any of the following:

(a)  any untruth or inaccuracy in any representation or warranty of RDI or the RDI Subs contained in this Agreement or in any other Transaction Document; provided, however, that for purposes of determining an untruth or inaccuracy in any such representation or warranty for purposes of this Section 11.1.2(a), the representations and warranties of RDI or the RDI Subs that are limited or qualified by references to “material” or “materiality” or “Material Adverse Effect” or similar qualifications shall be construed as if they were not limited or qualified by such qualifications; or

(b)  any failure of RDI or the RDI Subs duly to perform or observe any term, provision, covenant, agreement or condition contained in this

Agreement or the other Transaction Documents to be performed or observed by RDI or the RDI Subs; or

(c)  any claim or cause of action by any party arising on or after the Closing Date against any Seller Indemnified Party (including, without limitation, any claim or cause of action arising from the failure to obtain any required consents or approvals, including, without limitation, consents or approvals from landlords to the assignment to the RDI Subs of the Leases for the Gaslamp 15 and Carmel Mountain Plaza (as each is defined on Exhibit A-1)) with respect to the Leases for the Gaslamp 15 and Carmel Mountain Plaza and any other Purchased Assets acquired hereunder by the RDI Subs, the obligations of Seller assumed by the RDI Subs under this Agreement (including the Assumed Liabilities) or any of the other Transaction Documents, or the operation of the Business or the Theaters by any RDI Sub on or after the Closing Date, including any default by any RDI Sub under the Leases for the Gaslamp 15 or Carmel Mountain Plaza arising on or after the Closing Date.

11.2           Indemnification by Seller.  Subject to the terms of this Article 11, Seller shall indemnify and hold the Buyer, its Affiliates and their respective employees, officers, directors, members, managers, shareholders, agents, contractors, attorneys and representatives (collectively, the “Buyer Indemnified Parties”) harmless from and against, and agrees to promptly defend any Buyer Indemnified Party from and reimburse any Buyer Indemnified Party for, any and all Losses which such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with any of the following:

11.2.1                      any untruth or inaccuracy in any representation or warranty of Seller or Kenmore Rohnert, LLC, a Delaware limited liability company (“Kenmore”) contained in this Agreement or in any other Transaction Document; provided, however, that for purposes of determining an untruth or inaccuracy in any such representation or warranty for purposes of this Section 11.2.1, the representations and warranties of Seller or Kenmore that are limited or qualified by references to “material” or “materiality” or “Material Adverse Effect” or similar qualifications shall be construed as if they were not limited or qualified by such qualifications.

11.2.2                      any failure of Selling Parties or Kenmore duly to perform or observe any term, provision, covenant, agreement or condition contained in this Agreement or the other Transaction Documents to be performed or observed by the Selling Parties or Kenmore;

11.2.3                      except as otherwise provided by and subject to the terms of Sections 3.3 and 3.4 above, any claim or cause of action by any party arising on or after the Closing Date against any Buyer Indemnified Party with respect to the obligations of Seller retained by Seller or Kenmore under this Agreement or any of the other Transaction Documents, or the operation of the Business or the Theaters by Seller or Kenmore prior to the Closing Date, including any default by Seller under any Lease included in the Purchased Assets arising prior to the Closing Date or any failure of Seller to satisfy any of its liabilities other than the Assumed Liabilities;

11.2.4 any claim or cause of action by any owner or licensor of any point of sale software included in the Purchased Assets (the “POS Software”) to the extent such claim or cause of action arises from the assertion that Seller or its Affiliates does not have the right to assign or transfer the right to use such POS Software to Buyer;

11.2.5                      any failure by Seller or its Affiliates to comply with all applicable laws relating to labor, employment, employment discrimination of all types, employment practices, pay practices, wages, hours, leave and work breaks, and terms and conditions of employment, including, without limitation, immigration and naturalization laws; or

11.2.6                      any material adverse effect on Buyer’s use of or operations at the Leased Premises covered by the Lease for Pearlridge West 16, but only to the extent such material adverse effect (a) arises after the Closing, and (b) is caused solely by reason of the application of the terms of that certain Master Ground Lease Administration Agreement dated April, 2004 by and between the Trustees of the Estate of Bernice Pauahi Bishop and Watercress Associates, LP, LLLP; provided, however, that the foregoing indemnity shall not cover any Losses incurred by any Buyer Indemnified Party arising in connection with any of Buyer’s or any Buyer Indemnified Party’s financing of the transactions contemplated by this Agreement or otherwise (including, without limitation, any breach or default under the terms of any such financing caused by any such inconsistency), whether occurring before or after the Closing.

11.3           Notification and Defense of Claims.

11.3.1                      A party entitled to be indemnified pursuant to Section 11.1 or 11.2 (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim, action, lawsuit, proceeding, investigation or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided, however, that a failure to give prompt notice or to include any specified information in any notice will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was prejudiced as a result of such failure.  Subject to the Indemnifying Party’s right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Section 11 within thirty (30) days after the receipt of written notice thereof from the Indemnified Party.

11.3.2                      If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 11.3.1, and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party, the Indemnifying Party shall have the right to defend any such claim or demand asserted against the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense.  Without limiting the generality of the foregoing, the Indemnified Party shall not be entitled to indemnification for any fees or costs of defending any such claim or demand unless and until the Indemnifying Party elects not to assume the defense of such claim or demand.  The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case five (5) Business Days before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 11.3.1 of its election to defend any such third party claim or demand.  So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand without the prior written consent of the Indemnifying Party (which consent may be granted or withheld in the Indemnifying Party’s sole and absolute discretion), and the Indemnified Party shall make available to the Indemnifying Party or its agents all records and other material in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party claim or demand.  In the event the Indemnifying Party elects to defend such claim or action, the Indemnifying Party shall have the right to settle or compromise such claim or action without the consent of the Indemnified Party, provided that the terms of the settlement or compromise impose no additional obligations on the Indemnified Party with respect to the subject matter of the claim or demand for which the Indemnifying Party has not agreed to indemnify the Indemnified Party.

11.4           Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement and the other Transaction Documents shall survive the Closing until March 31, 2009, except that the representations and warranties set forth in Sections 3.1.1, 3.1.2, 3.1.4, 3.1.5 (second, third, and penultimate sentences only), 3.1.11 and 3.1.15 shall survive until the applicable statute of limitations has run (the “Survival Period”).  Notwithstanding any other provision to the contrary, no party shall be required to indemnify, defend or hold harmless any other party pursuant to Section 11.1.1(a), 11.1.2(a) or 11.2.1, unless the Indemnified Party has asserted a claim with respect to such matters within the Survival Period.

11.5           Characterization of Payments. Any payments made pursuant to this Article 11 shall be treated for all Tax purposes as adjustments to the Purchase Price and no party or any of its Affiliates shall take any position on a Tax return or in any proceeding with any taxing authority contrary to such treatment, unless otherwise required by law.

11.6           Limitations.  Notwithstanding anything to the contrary contained in this Agreement or in any of the other Transaction Documents, the parties’ respective indemnification obligations under this Agreement shall be subject to the limitations contained in this Section 11.6.

11.6.1  Buyer and RDI shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party for any inaccuracy in or breach of a representation or warranty pursuant to Sections 11.1.1(a) and 11.1.2(a), as applicable, and Seller shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party, for any inaccuracy in or breach of a representation or warranty pursuant to Section 11.2.1, unless the aggregate amount of all such Losses of the Seller Indemnified Parties or the Buyer Indemnified Parties, respectively, exceeds an aggregate amount equal to $361,458 (the “Deductible”), after which event the Seller Indemnified Parties or the Buyer Indemnified Parties, as applicable, shall be entitled to recover for all Losses in excess of the Deductible, subject to the other terms of this Agreement; provided, however, that the limitations set forth in this Section 11.6.1 shall not apply to Losses resulting from or arising in connection with any breach of the representations and warranties of Seller under Sections 3.1.15 and 3.1.17 hereof.

11.6.2  Buyer and RDI shall not be required to indemnify, defend or hold harmless the Seller Indemnified Parties, and Seller shall not be required to indemnify, defend or hold harmless the Buyer Indemnified Parties, for Losses in excess of an aggregate amount equal to 100% of the Purchase Price; provided, however, that the foregoing limitation shall not apply to (a) the payment of the Purchase Price by Buyer to Seller, (b) any indemnification pursuant to any of Sections 11.1.1(c), 11.1.2(c) or 11.2.3, as applicable, or (c) any indemnification arising out of a breach by Seller of its representation and warranty in Sections 3.1.4 or 3.1.5 (second, third, and penultimate sentences only) above.

11.6.3  The parties agree, for themselves and on behalf of their respective Affiliates, successors and assigns, that with respect to each indemnification obligation under this Agreement or any of the other Transaction Documents, the amount of any Losses shall be reduced by the amount, if any, of any federal, state or local income Tax benefit realized or any insurance proceeds received.

11.6.4  The parties agree that, except as otherwise expressly provided elsewhere in this Agreement or in any other Transaction Document, the indemnification provisions of this Article 11 shall be the sole and exclusive remedy for any breach of or inaccuracy in any representation, warranty, covenant or agreement contained in this Agreement or in any of the other Transaction Documents; provided, that either party shall be entitled to seek specific performance of the other party’s obligation to close the transaction contemplated by this Agreement.

11.6.5  No Indemnified Party shall seek or be entitled to, or accept payment of, any award or judgment for consequential, incidental, special, indirect or punitive damages or lost profits suffered by such Indemnified Party, whether based on statute, contract, tort or otherwise, and whether or not arising from the Indemnifying Party’s sole, joint or concurrent negligence, strict liability or other fault.

11.6.6  Seller shall have no indemnification obligation hereunder to the extent any Losses arose out of or resulted from the inaccuracy of any representation or warranty of Seller, and Buyer or any Affiliate of Buyer had actual knowledge of such inaccuracy prior to the execution and delivery of this Agreement by Buyer.  For purposes of this Section, the term “actual knowledge” means the actual knowledge of any one or more of John Hunter, Andrzej Matyczynski, or S. Craig Tompkins.  Additionally, Buyer shall be deemed to have “actual knowledge” of any fact which has been disclosed in writing by Seller, its Affiliates or their respective officers, employees, agents or representatives to any outside attorney or accountant of Buyer.

12.           Certain Defined Terms.  For purposes of this Agreement, the following terms have the meaning set forth below:

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests by contract or otherwise) of such Person; provided, however, in no event shall either of the Formans be deemed an Affiliate of Buyer.

“Benefit Plan” means (i) any “employee benefit plan,” as defined in ERISA Section 3(3), (ii) any  stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus, incentive compensation, or life insurance plan, and (iii) any other plan, contract, program, policy, or other arrangement (written or oral), whether or not subject to ERISA, under which any present or former employee, director, or service provider of Seller and any trade of business that,  together with Seller, would be regarded as a single employer under Code Section 414 (an “ERISA Affiliate”) has any present or future right to benefits or to which Seller or an ERISA Affiliate of Seller has any obligation to contribute.

“Business Day” means Monday through Friday, excluding any day of the year on which banks are required or authorized to close in California.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor law.

“Environmental Laws” means all applicable laws, regulations and other requirements of any Governmental Authority relating to pollution, health or safety or to the protection of human health, safety or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any U.S., federal, state or local government, governmental authority, regulatory or administrative agency or commission or any court, tribunal, or judicial or arbitral body (or any political subdivision thereof).

“Hazardous Materials” means any hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in any applicable Environmental Law); provided that “Hazardous Materials” shall not include customary products used and/or stored by Seller in the ordinary course of the Business.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature of a conditional sale or title retention agreement, and including any lien or charge outstanding by statute or other laws which secures the payment of a debt (including, without limitation, any Tax) or the performance of an obligation.

“Material Adverse Effect” means a material adverse effect on the value or the Purchased Assets, taken as a whole, provided, however that any such material adverse effect arising out of or resulting from an event or series of events or circumstances affecting (a) the motion picture industry generally or (b) any one or more markets in which any of the Theaters included in the Purchased Assets operate, shall not constitute a Material Adverse Effect, including, without limitation, the opening for business of any theater competitive to the Theaters.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies not yet due and payable; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law and on a basis consistent with past practice for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of the Business and on a basis consistent with past practice in connection with worker’s compensation, unemployment insurance or other types of social security for amounts not yet due; and (d) Liens incurred in the ordinary course of the Business and on a basis consistent with past practice securing liabilities under the Assumed Contracts which are not individually or in the aggregate material.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, any other unincorporated organization or Governmental Authority.

“Tax” or “Taxes” means all federal, state, local or foreign taxes, including, but not limited to, income, gross income, gross receipts, capital, production, excise, employment, sales, use, transfer, transfer gain, ad valorem, premium, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profits, customs duties, personal property, real property, environmental, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto whether disputed or not.

“Territory” means (i) the State of Hawaii, (ii) San Diego County, California, (iii) all property which is located within a radius of ten (10) miles from 555 Rohnert Park Expressway, Rohnert Park, California, and (iv) all property which is located within a radius of ten (10) miles from 2000 Wible Road, Bakersfield, California.

“Theater Level Cash Flow” means, with respect to any movie theater (including any Theater) for any period,  (i) the gross revenues from the operation of such Theater for such period, less (ii) the film costs and cost of concessions for such Theater for such period, less (iii) the operating expenses (including, without limitation, payroll, payroll benefits, repairs and maintenance, supplies, utilities, advertising, insurance, security services, taxes and licenses) of such Theater for such period, and less (iv) the occupancy expenses (including, without limitation, the base or minimum rent, percentage rent, additional rent and real estate taxes) of such Theater for such period, in each case calculated in accordance with GAAP, applied on a consistent basis (with the exception that rents will not be calculated on a straight line basis as would otherwise be required under FASB 13).  For the avoidance of doubt, “operating expenses” shall exclude any general or administrative expenses not incurred at the Theater level, and any depreciation, amortization, interest or income tax costs.

“Transaction Documents” means this Agreement and all documents, agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement.

13.           Notices.  In the event either party desires or is required to give notice to the other party in connection with this Agreement, the same shall be in writing and shall be delivered in person or by recognized overnight air courier service, or deposited with the United States Postal Service, postage prepaid, or certified mail, return receipt requested, addressed to Buyer or Seller at the appropriate address as set forth below:

If to either Seller:                  Pacific Theatres Exhibition Corp.
Consolidated Amusement Theatres, Inc.
120 N. Robertson Boulevard
Los Angeles, California 90048
Attention: Chief Operating Officer

With a copy to:                     Weissmann Wolff Bergman Coleman Grodin & Evall, LLP
9665 Wilshire Boulevard, Ninth Floor
Beverly Hills, California 90212
Attention:  Mitchell Evall & Andrew Schmerzler

If to Buyer or RDI:               Consolidated Amusement Theatres, Inc.
Reading International, Inc.

c/o Reading International, Inc.
500 Citadel Drive, Suite 300
Commerce, California 90040
Attention: Chief Operating Officer

With a copy to:                    Troy & Gould Professional Corporation
1801 Century Park East, Suite 1600
Los Angeles, California 90067
Attention:  Dale E. Short, Esq.

Any such notice shall be deemed to have been given on the date so delivered, if delivered personally or by overnight air courier service, or, if mailed, on the date shown on the return receipt as the date of delivery or the date on which the Post Office certified that it was unable to deliver, whichever is applicable.  Any party may, by written notice to the other party, specify a different address to which notices shall be given, by sending notice thereof in the manner set forth above.  No copies of notices given to any party after the date which is one (1) year after the Closing Date also need be given to outside counsel for such party.

14.           Miscellaneous.

14.1           Entire Agreement; Amendment.  This Agreement (including all Exhibits and Schedules hereto), the other Transaction Documents, and the Confidentiality Agreement contain all of the terms and conditions agreed upon by the parties hereto with reference to the subject hereof.  No other prior or concurrent agreements not specifically referred to herein, oral or otherwise, shall be deemed to exist or to bind any of the parties hereto. No officer or employee of any party shall have authority to make any representation or promise not contained in this Agreement and each of the parties hereto agrees that it is not executing this Agreement in reliance upon any such representation or promise. This Agreement may not be modified or changed except by written instruments signed by all of the parties hereto. Subject to the restrictions on assignment set forth herein this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

14.2           Assignment.  Except as permitted by Section 1.5, Buyer may not assign or otherwise transfer all or any of its rights, obligations or interests under this Agreement without the prior written consent of Seller.  Except as permitted by Section 1.6, neither Seller nor the Formans may assign or otherwise transfer all or any of their respective rights, obligations or interests under this Agreement without the prior written consent of Buyer.  No assignment of this Agreement by any party shall be effective until an executed written assumption by such assignee of the assigning party’s obligations under this Agreement is delivered to the other party and no such assignment shall relieve any party of its obligations under this Agreement.

14.3           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of such state; provided, however, that the provisions of Section 7.9 shall be governed by and construed and enforced as they pertain to any Theater and the Business related to such Theater in accordance with the laws of the state in which such Theater is located..

14.4           Drafting.  This Agreement has been jointly negotiated and drafted, and shall be construed as a whole according to its fair meaning and not strictly for or against any party.

14.5           Further Assurances.  Each of the parties hereto agrees that it will, forthwith upon any request by the other party, cooperate fully in the preparation, execution, acknowledgment, delivery and recording of any agreements, instruments, memoranda or documents reflecting or in furtherance of any of the transactions contemplated by this Agreement.

14.6           Intentionally omitted.

14.7           Confidentiality; Press Releases.  Except and to the extent required by applicable law (including, without limitation, Buyer’s obligation to file a report on Form 8-K with the Securities and Exchange Commission and issue a press release in connection with the execution and delivery of this Agreement) and the rules and regulations of the American Stock Exchange, and except as may be necessary to consummate the transactions contemplated hereby, until the Closing no party hereto shall disclose the existence of this Agreement, or any of the terms or provisions hereof, or make any press release or similar disclosure, without the prior written consent of the other party.  To the extent reasonably feasible, the initial press release or other announcement or notice regarding the transactions contemplated by this Agreement shall be made jointly by the parties; provided, however, that nothing in this Agreement shall prohibit any party from making press release required by applicable law. Upon the Closing, the confidentiality and non-disclosure obligations of the parties hereunder and under the Confidentiality Agreement shall terminate, except to the extent that such obligations relate to documentation or information relating to any motion picture theaters other than the Theaters (including Seller’s Los Angeles theaters), which obligations shall survive until the expiration of the Confidentiality Agreement in accordance with its terms.  Notwithstanding the foregoing, following the Closing, without the prior written consent of Buyer, neither Seller nor any of its Affiliates shall, directly or indirectly, disclose to any Person any non-public information regarding the Purchased Assets or the Business, except that Seller and its Affiliates may disclose such information (a) in connection with matters related to the sale of the Purchased Assets or the other transactions contemplated by the Transaction Documents; (b) in connection with the preparation of reports and documents to be filed by Seller or any of its Affiliates with any Governmental Authority; (c) to Seller’s officers, directors, employees, agents, representatives, attorneys and accountants provided that Seller shall be responsible for any non-permitted disclosure of such information by any such Persons; (d) if required to do so by a Governmental Authority of competent jurisdiction, and (e) if such information do so by a Governmental Authority of competent jurisdiction, and (e) if such information is in the public domain or is previously published or disseminated by a third party other than pursuant to the provisions of a confidentiality agreement entered with Buyer.

14.8           Waiver.  No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

14.9           Third Parties.  Except as otherwise expressly provided for or contemplated by this Agreement, nothing in this Agreement, express or implied, shall or is intended to confer upon any Person other than the parties hereto, or their respective successors or assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

14.10                      Section Headings.  Section headings are provided herein for convenience only and shall not serve as a basis for interpretation or construction of this Agreement, nor as evidence of the intention of the parties hereto.

14.11                      Severability.  If any provision of this Agreement as applied to either party or to any circumstance shall be adjudged by a court to be void or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstances or the validity or enforceability of this Agreement as a whole.

14.12                      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

14.13                      Reference.  Except as otherwise expressly provided in this Agreement, any dispute of any nature or character whatsoever between the parties and arising under or with respect to this Agreement or any of the other Transaction Documents, or the subject matter hereof or thereof, shall be resolved by a proceeding in accordance with the provisions of California Code of Civil Procedure Section 638 et seq., for a determination to be made which shall be binding upon the parties as if tried before a court or jury.  The parties agree specifically as to the following:

14.13.1                      Within five (5) Business Days after service of a demand by a party hereto, the parties shall agree upon a single referee who shall then try all issues, whether of fact or law, and then report a finding or judgment thereon.  If the parties are unable to agree upon a referee either party may seek to have one appointed, pursuant to California Code of Civil Procedure Section 640, by the presiding judge of the Los Angeles County Superior Court;

14.13.2                      The compensation of the referee shall be such charge as is customarily charged by the referee for like services.  The cost of such proceedings shall initially be borne equally by the parties.  However, the prevailing party in such proceedings shall be entitled, in addition to all other costs, to recover its contribution for the cost of the reference as an item of damages and/or recoverable costs;

14.13.3                      If a reporter is requested by either party, then a reporter shall be present at all proceedings, and the fees of such reporter shall be borne by the party requesting such reporter.  Such fees shall be an item of recoverable costs.  Only a party shall be authorized to request a reporter;

14.13.4                      The referee shall apply all California Rules of Procedure and Evidence and shall apply the substantive law of California in deciding the issues to be heard.  Notice of any motions before the referee shall be given, and all matters shall be set at the convenience of the referee;

14.13.5                      The referee’s decision under California Code of Civil Procedure Section 644, shall stand as the judgment of the court, subject to appellate review as provided by the laws of the State of California; and

14.13.6                      The parties agree that they shall in good faith endeavor to cause any such dispute to be decided within four (4) months.  The date of hearing for any proceeding shall be determined by agreement of the parties and the referee, or if the parties cannot agree, then by the referee. The referee shall have the power to award damages and all other relief.

14.14                      Interpretative Matters.  Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

14.15                      No Personal Liability.  Except with respect to the covenants of the Formans under Section 7.9 above, under no circumstances shall any personal liability or obligation under this Agreement or under any of the other Transaction Documents be imposed or assessed against any shareholder, member, manager, officer, director, employee or agent of any party to this Agreement or of any of such party’s Affiliates, and no party (nor any party claiming through such party) shall commence any proceedings or otherwise seek to impose any liability whatsoever against any such shareholders, member, manager, officer, director, employee or agents.

14.16                      Guaranty.  Concurrently herewith, RDI has executed and delivered to Seller a Guaranty in substantially the form of Exhibit J attached hereto.

[Signatures contained on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                                                                               PACIFIC THEATRES EXHIBITION CORP.,
                                                                                                               a California corporation

By:/s/ James D. Vandever
Its:Vice President

CONSOLIDATED AMUSEMENT THEATRES, INC., a Hawaii corporation

By:/s/ James D. Vandever
Its:Vice President

                                                                                                                CONSOLIDATED AMUSEMENT THEATRES, INC., a Nevada corporation

By:/s/ John Hunter
                                        Its:  Vice President

AS TO SECTION 7.9 AND ARTICLES 12 THROUGH 14 ONLY:

/s/ Michael R. Forman
MICHAEL FORMAN

/s/ Christopher S. Forman
CHRISTOPHER FORMAN

AS TO SECTIONS 1.5, 2.4, 4.2, 5.6 AND 14.16 AND ARTICLES 11 THROUGH 14 ONLY:

READING INTERNATIONAL, INC.
a Nevada corporation

By:           /s/ John Hunter

Its:           Vice President

LIST OF EXHIBITS

Exhibit A-1                  The Leases
Exhibit A-2                  The Subleases
Exhibit B                      Included Contracts
Exhibit C-1                   Form of Five Year Note
Exhibit C-2                   Form of Two Year Note
Exhibit D                      Intentionally omitted
Exhibit E                      Exception Area
Exhibit F                      Form of Assignment and Assumption of Leases and Subleases
Exhibit G                      Form of Assignment and Assumption of Contracts
Exhibit H                      Form of Consolidated IP Assignment
Exhibit I                       Form of Bill of Sale
Exhibit J                       Guaranty of Reading International, Inc.

LIST OF SCHEDULES

Schedule 1.2.4             FF&E Inventories
Schedule 2.7                Allocation of Purchase Price
Schedule 3.1.3             Required Consents
Schedule 3.1.5             The Leases and The Subleases
Schedule 3.1.6             Improvements
Schedule 3.1.7             Material Contracts
Schedule 3.1.8             Compliance with Laws
Schedule 3.1.9             Litigation
Schedule 3.1.10           Employee Matters
Schedule 3.1.12           Theater P&Ls
Schedule 3.1.13           Affiliate Transactions
Schedule 4.1.4             Manville Lease Summary and Manville P&Ls
Schedule 7.3.2             Description and Scope of Repair Work